Exhibit 1



                              TRANSACTION AGREEMENT



                                   dated as of



                                 April 20, 2004


                                      among


                               Constellation, LLC,


                              PanAmSat Corporation,


                            The DIRECTV Group, Inc.,

                                       and

                              PAS Merger Sub, Inc.

                                TABLE OF CONTENTS

                                                                                                                        PAGE
ARTICLE I                 SALE AND PURCHASE OF SHARES; CONSIDERATION......................................................1

           Section 1.01.            Sale and Purchase of Shares...........................................................1

           Section 1.02.            Consideration.........................................................................2

           Section 1.03.            Payment of Purchase Price.............................................................2

           Section 1.04.            Company Options; Other Equity.........................................................2

ARTICLE II                PRE-CLOSING TRANSACTIONS........................................................................3

           Section 2.01.            Pre-Closing Transactions..............................................................3

           Section 2.02.            Debt Offer............................................................................3

           Section 2.03.            Merger................................................................................4

           Section 2.04.            Repurchase...........................................................................14

           Section 2.05.            Asset Transfers......................................................................14

           Section 2.06.            Redemption Notice for 6.125% Senior Notes due 2005...................................14

ARTICLE III               REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................................................14

           Section 3.01.            Organization; Subsidiaries; Charter Documents........................................15

           Section 3.02.            Capitalization of the Company........................................................16

           Section 3.03.            Corporate Authorization; Board Approval..............................................17

           Section 3.04.            Governmental Approvals...............................................................18

           Section 3.05.            Non-Contravention....................................................................18

           Section 3.06.            Company SEC Documents................................................................19

           Section 3.07.            Financial Statements; No Undisclosed Liabilities; Internal and Disclosure Controls...20

           Section 3.08.            Information in Offer Documents.......................................................21

           Section 3.09.            Absence of Certain Changes...........................................................21

           Section 3.10.            Insurance............................................................................21

           Section 3.11.            Real Property; Title to Assets.......................................................22

           Section 3.12.            Company Intellectual Property........................................................23

           Section 3.13.            Litigation...........................................................................23

           Section 3.14.            Taxes................................................................................24

           Section 3.15.            Employee Benefit Plans; ERISA........................................................25

           Section 3.16.            Compliance with Laws; Permits........................................................27


                                        i

           Section 3.17.            Company Satellites...................................................................27

           Section 3.18.            Environmental Matters................................................................28

           Section 3.19.            Company Material Contracts...........................................................28

           Section 3.20.            Finders' Fees........................................................................29

           Section 3.21.            Opinion of Financial Advisor.........................................................29

           Section 3.22.            Takeover Statutes....................................................................29

           Section 3.23.            Transactions with Affiliates.........................................................29

           Section 3.24.            Labor Matters........................................................................29

           Section 3.25.            Limitation on Warranties.............................................................29

ARTICLE IV                REPRESENTATIONS AND WARRANTIES OF PURCHASER....................................................30

           Section 4.01.            Organization and Power; Subsidiaries.................................................30

           Section 4.02.            Corporate Authorization..............................................................30

           Section 4.03.            Governmental Authorization...........................................................31

           Section 4.04.            Non-Contravention....................................................................31

           Section 4.05.            Information Supplied.................................................................31

           Section 4.06.            Litigation...........................................................................32

           Section 4.07.            Finders' Fees........................................................................32

           Section 4.08.            Financing............................................................................32

           Section 4.09.            Condition of the Business; Independent Investigation.................................32

           Section 4.10.            Qualifications to Hold Communications Licenses.......................................33

ARTICLE V                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND MERGER SUB...................................34

           Section 5.01.            Organization and Power...............................................................34

           Section 5.02.            Corporate Authorization..............................................................34

           Section 5.03.            Governmental Authorization...........................................................35

           Section 5.04.            Non-Contravention....................................................................35

           Section 5.05.            Information Supplied.................................................................36

           Section 5.06.            Litigation...........................................................................36

           Section 5.07.            Ownership and Transfer of Shares.....................................................36


                                       ii

           Section 5.08.            Merger Sub...........................................................................36

           Section 5.09.            Finders' Fees........................................................................36

ARTICLE VI                COVENANTS......................................................................................36

           Section 6.01.            Conduct of the Company...............................................................36

           Section 6.02.            Conduct of Purchaser.................................................................40

           Section 6.03.            Offer Documents; SEC Documents; Company Financial Statements.........................40

           Section 6.04.            Company Stockholders' Meeting........................................................42

           Section 6.05.            Confidentiality; Access to Information...............................................43

           Section 6.06.            No Solicitation......................................................................44

           Section 6.07.            Commercially Reasonable Efforts......................................................46

           Section 6.08.            Regulatory Matters...................................................................47

           Section 6.09.            Cooperation..........................................................................49

           Section 6.10.            Public Announcements.................................................................49

           Section 6.11.            Director and Officer Liability.......................................................49

           Section 6.12.            Employee Benefits....................................................................50

           Section 6.13.            Cooperation with Financing...........................................................51

           Section 6.14.            Employee Solicitation................................................................52

           Section 6.15.            Merger Sub...........................................................................52

           Section 6.16.            Insurance............................................................................52

ARTICLE VII               CONDITIONS TO STOCK PURCHASE CLOSING...........................................................54

           Section 7.01.            Conditions to the Obligations of Stockholder and Purchaser...........................54

           Section 7.02.            Conditions to the Obligations of Purchaser...........................................55

           Section 7.03.            Conditions to the Obligations of Stockholder.........................................56

ARTICLE VIII              TERMINATION....................................................................................57

           Section 8.01.            Termination..........................................................................57

           Section 8.02.            Notice of Termination; Effect of Termination.........................................58

           Section 8.03.            Expenses; Termination Fees...........................................................59


                                      iii

ARTICLE IX                MISCELLANEOUS..................................................................................60

           Section 9.01.            Certain Definitions..................................................................60

           Section 9.02.            Notices..............................................................................67

           Section 9.03.            Entire Agreement; Third Party Beneficiaries..........................................69

           Section 9.04.            Non-Survival of Representations and Warranties.......................................69

           Section 9.05.            Amendments; No Waivers...............................................................69

           Section 9.06.            Successors and Assigns...............................................................69

           Section 9.07.            Governing Law........................................................................70

           Section 9.08.            Exclusive Jurisdiction...............................................................70

           Section 9.09.            Counterparts; Effectiveness..........................................................70

           Section 9.10.            Interpretation.......................................................................70

           Section 9.11.            Disclosure Schedules.................................................................71

           Section 9.12.            Severability.........................................................................71

           Section 9.13.            Specific Performance.................................................................71


                              TRANSACTION AGREEMENT

           This TRANSACTION AGREEMENT (the "Agreement"), is made and entered into as of April 20, 2004, by and among Constellation, LLC, a Delaware limited liability company ("Purchaser"), PanAmSat Corporation, a Delaware corporation (the "Company"), The DIRECTV Group, Inc., a Delaware corporation (the "Stockholder"), and PAS Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Stockholder ("Merger Sub"). Certain capitalized and non-capitalized terms used herein are defined in Section 9.01.

           WHEREAS, Stockholder beneficially owns, through its wholly owned subsidiaries, an aggregate of 120,812,175 shares of Company Common Stock, which constitute approximately 80.5% of the outstanding capital stock of the Company as of the date hereof;

           WHEREAS, the respective Boards of Directors of the Company, Stockholder and Merger Sub have approved, and deem it advisable to consummate, the merger of Merger Sub with and into the Company, with the Company surviving as the Surviving Corporation, on the terms and conditions set forth herein;

           WHEREAS, as a condition and an inducement to the willingness of Purchaser to enter into this Agreement, Stockholder has concurrently herewith entered into that certain Voting Agreement with Purchaser in substantially the form attached hereto as Exhibit A; and

           WHEREAS, after the consummation of the Merger, Stockholder desires to sell to Purchaser, and Purchaser desires to purchase from Stockholder, 100% of the capital stock (excluding the Company Options and Other Equity that, in accordance with Section 1.04, remain outstanding as of the Effective Time) of the Surviving Corporation (the "Shares") for the Purchase Price and upon the terms and conditions hereinafter set forth.

           NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                   SALE AND PURCHASE OF SHARES; CONSIDERATION

           Section 1.01. Sale and Purchase of Shares.

           (a) Sale and Purchase of Shares. Upon the terms and subject to the conditions contained herein, on the Stock Purchase Closing Date, Stockholder agrees to sell to Purchaser, and Purchaser agrees to purchase from Stockholder, all of the Shares.

           (b) Stock Purchase Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the sale and purchase (the "Stock Purchase Closing") shall take place at 10:00 a.m. on a date (the "Stock Purchase Closing Date") which shall be the second Business Day after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Stock Purchase Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153 or at such other time, date or place as agreed to in writing by the parties hereto. Stockholder and Purchaser agree to use their commercially reasonable efforts to consummate the purchase and sale of the Shares as contemplated herein on the second Business Day after the Merger Closing Date.

           Section 1.02. Consideration. The aggregate consideration for the Shares shall be the difference between $2,839,086,113 (the "Total Payment Amount") minus the Repurchase Amount (the "Purchase Price").

           Section 1.03. Payment of Purchase Price. On the Stock Purchase Closing Date, Purchaser shall pay or cause the Company to pay the Purchase Price to Stockholder or its designee by wire transfer of immediately available United States funds into one or more accounts designated by Stockholder; provided, however, that Stockholder hereby agrees that a portion of the Purchase Price shall be withheld by Purchaser but only if and to the extent required herein (such portion, if any, the "Withheld Amount").

           Section 1.04. Company Options; Other Equity.

           (a) Treatment of Company Options. Unless otherwise agreed to by the Company and optionee (with the consent of Purchaser), this Section 1.04(a) shall govern the treatment of Company Options. At the Effective Time, all outstanding options to purchase shares of Company Common Stock (each, a "Company Option" and collectively, the "Company Options"), including those granted under the PanAmSat 1997 Long-Term Incentive Plan (the "Stock Plan"), shall remain outstanding and shall, until the Stock Purchase Closing Date, continue to vest in accordance with the vesting schedule set forth in the award agreement underlying such Company Options. Immediately following the Stock Purchase Closing, each holder of a Company Option, including those issued pursuant to the Stock Plan, whether or not then vested or exercisable, shall in cancellation and settlement thereof, be entitled to receive, at the Stock Purchase Closing from the Company (from funds provided by Purchaser), for each share of Company Common Stock subject to such Company Option, a cash payment equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option (the "Company Option Consideration"), net of applicable withholding taxes. Upon receipt of the Company Option Consideration, each Company Option shall be cancelled. Company Options with an exercise price equal to or greater than the Merger Consideration will be cancelled at the Stock Purchase Closing and no consideration will be paid to the holder thereof.

           (b) Restricted Stock, Restricted Stock Units and Other Equity Compensation. Unless otherwise agreed by the Company and the holder of restricted stock (with the consent of Purchaser), restricted stock units, or other equity compensation (other than Company Options) (collectively, "Other Equity"), this Section 1.04(b) shall govern the treatment of Other Equity. Immediately before the Effective Time, all restrictions upon each outstanding share of restricted Company Common Stock (including those shares issued under the Stock Plan) and any restrictions on restricted stock units and restricted shares (other than Company Options) granted under the Stock Plan shall immediately lapse and all such restricted shares, restricted stock and other forms of equity compensation shall vest. At the Effective Time, each holder of Other Equity shall, in cancellation and settlement thereof, be entitled to receive, at the Effective Time from the Company, for each such share of Other Equity, a cash payment equal to Merger Consideration (the "Restricted Stock Consideration"), net of applicable withholding Taxes. Upon receipt of the Restricted Stock Consideration, each share of restricted stock, restricted stock unit and other forms of equity compensation shall be cancelled.

           (c) Stock Plan. The Stock Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock or other equity interest of the Company or any Subsidiary of the Company shall terminate as of the Stock Purchase Closing. Unless otherwise agreed pursuant to Sections 1.04(a) and 1.04(b), the Company will take all action reasonably necessary to ensure that, as of the Stock Purchase Closing and following payment of the Company Option Consideration to each holder of Company Options, none of Stockholder, Purchaser, the Company, or any of their respective Subsidiaries is or will be bound by any Company Options or other options, warrants, rights (including restricted stock units) or agreements which would entitle any Person, other than Purchaser or its affiliates, to own any capital stock or other equity interest of the Company or any of their respective Subsidiaries or to receive any payment in respect thereof after the Stock Purchase Closing.

                                   ARTICLE II

                            PRE-CLOSING TRANSACTIONS

           Section 2.01. Pre-Closing Transactions. Each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Orders to consummate the transactions contemplated by this
Article II (collectively, the "Pre-Closing Transactions").

           Section 2.02. Debt Offer.

           (a) The Company shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act) an offer to purchase, and related consent solicitations (the "Debt Offer"), on the terms set forth in Section 2.02 of the Company Disclosure Schedule, with respect to all of the outstanding aggregate principal amount of the Company's 8.50% Senior Notes due 2012 (the "8.50% Senior Notes") at such time as agreed to by Stockholder, the Company and Purchaser in order to attempt to consummate the Debt Offer immediately after the Stock Purchase Closing. The Company shall waive any of the conditions to the Debt Offer as may be reasonably requested by Purchaser and shall not, without the consent of Purchaser, waive any condition to the Debt Offer or make any changes to the terms and conditions of the Debt Offer other than as agreed between Purchaser, Stockholder and the Company.

           (b) The Company covenants and agrees that, immediately following the consent expiration date, assuming the requisite consents are received, it shall execute a supplemental indenture to the indenture governing the 8.50% Senior Notes, which supplemental indenture shall implement the amendments set forth in the Debt Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offer).

           (c) Subject to the terms of this Agreement and the satisfaction or earlier waiver of all the conditions of the Debt Offer set forth in Section 2.02 of the Company Disclosure Schedule hereto as of any expiration date of the Debt Offer, the Company shall accept for payment and pay for the 8.50% Senior Notes validly tendered and not withdrawn pursuant to the Debt Offer promptly after it is permitted to do so under applicable Law, but not before the Stock Purchase Closing Date.

           Section 2.03. Merger.

           (a) Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged (the "Merger") with and into the Company in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), whereupon the separate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

           (b) Merger Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Merger Closing") shall take place at 10:00 a.m. on a date (the "Merger Closing Date") which shall be the second Business Day after satisfaction or waiver of the conditions set forth in Sections 2.03(c), (d), (e) and (f) other than those conditions that by their nature are to be satisfied at the Merger Closing, but subject to the fulfillment or waiver of those conditions, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other time, date or place as agreed to in writing by the parties hereto.

           (c) Mutual Conditions to the Merger. The respective obligations of the Company, Merger Sub and Stockholder to consummate the Merger contemplated by this Agreement are subject to the satisfaction (or if permitted by applicable Law waiver by each party, including Purchaser, for whose benefit the applicable condition exists) of each of the following conditions:

                (i) No Order. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company and its Subsidiaries, taken as a whole, engage in substantial business activities that prevents the consummation of any of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no Law shall prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

                (ii) Governmental Consents. (a) All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and comparable statutes in Germany, South Africa and Canada shall have expired or been terminated or all approvals thereunder shall have been obtained,
(b) the Company shall have received registration to be an exporter under ITAR and (c) all other approvals of, or filings with, any Governmental Authority (other than the FCC) required to consummate the transactions contemplated by this Agreement shall have been obtained or made, other than approvals and filings, the failure to obtain or make which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole;

                (iii) FCC. All approvals of the FCC required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained;

                (iv) Company Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted and the Merger shall have been approved by the stockholders of the Company by the Company Requisite Vote;

                (v) Credit Agreement. At or prior to the Effective Time, Credit Suisse First Boston, as administrative agent under the Credit Agreement ("CSFB"), shall have provided the Company with a "payoff" letter acknowledging that (i) the Credit Agreement shall have been terminated, (ii) any and all Liens held by CSFB related thereto shall be released and (iii) the Company and the Subsidiaries shall have been released from any and all liabilities under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination); and

                (vi) Tax Separation Agreement. The Tax Separation Agreement and the Transition Services Agreement shall remain in full force and effect.

           (d) Conditions to the Obligations of Stockholder and Merger Sub. The obligations of Stockholder and Merger Sub to consummate the Merger are subject to the fulfillment, on or prior to the Merger Closing Date, of each of the following conditions (any or all of which may be waived by Stockholder in whole or in part to the extent permitted by applicable Law):

                (i) Officer's Certificate from the Company. The Company shall have furnished Stockholder with a certificate dated the Merger Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that it intends to repurchase the shares and pay the Repurchase Amount to Stockholder in accordance with Section 2.04;

                (ii) Representations and Warranties of Purchaser. The representations and warranties of Purchaser set forth in Article IV herein shall be true and correct as of the date of this Agreement and at and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on the Purchaser's ability to consummate the transactions contemplated by this Agreement; provided, however, that any and all actions required to be taken pursuant to Section 6.08 and the effects thereof on the representations and warranties of Purchaser set forth in Article IV shall be ignored for purposes of this Section 2.03(d)(ii);

                (iii) Performance of Obligations of the Purchaser. Purchaser shall have performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Merger Closing Date; and

                (iv) Officer's Certificate from Purchaser. Purchaser shall have furnished Stockholder with a certificate dated the Merger Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that (a) the conditions set forth in Sections 2.03(d)(ii) and (iii) have been satisfied, and (b) acknowledges Purchaser's belief that all of Purchaser's conditions to consummate the Merger contained in Section 2.03(f) shall have been satisfied and that Purchaser has received confirmation from the Fund that it intends to satisfy its obligations under the Equity Letter subject to the satisfaction of the conditions contained therein.

           (e) Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment, on or prior to the Merger Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

                (i) Representations and Warranties of Stockholder and Merger Sub. The representations and warranties of Stockholder and Merger Sub set forth in Article V herein shall be true and correct as of the date of this Agreement and at and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on Stockholder's or Merger Sub's ability to consummate the transactions contemplated by this Agreement.

                (ii) Performance of Obligations of Stockholder and Merger Sub. Stockholder and Merger Sub shall have performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Merger Closing Date; and

                (iii) Officer's Certificate from Stockholder and Merger Sub. Each of Stockholder and Merger Sub shall have furnished the Company with a certificate dated the Merger Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 2.03(e)(i) and (ii) have been satisfied.

           (f) Additional Conditions to the Consummation of the Merger for the Benefit of Purchaser. The consummation of the Merger is also subject to the fulfillment, on or prior to the Merger Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

                (i) Representations and Warranties of the Company. The representations and warranties of the Company in Article III herein shall be true and correct as of the date of this Agreement and at and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a Company Material Adverse Effect; provided that the representations and warranties set forth in Section 3.02(a) shall be true and correct in all material respects as of the date of this Agreement and at and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except for representations and warranties made as of a specified date which need be true and correct only as of the specified date); provided, further, that any and all actions required to be taken pursuant to Section 2.02 or Section 6.08 and the effects thereof on the representations and warranties of the Company set forth in Article III shall be ignored for purposes of this
Section 2.03(f)(i);

                (ii) Performance of Obligations of the Company. The Company shall have performed in all material respects all of its respective obligations hereunder to be performed by it on or prior to the Merger Closing Date;

                (iii) Officer's Certificate from the Company. The Company shall have furnished Purchaser with a certificate dated the Merger Closing Date signed on its behalf by its Chief Executive Officer or Chief Financial Officer to the effect that the conditions set forth in Sections 2.03(f)(i) and (ii) have been satisfied;

                (iv) Representations and Warranties of Stockholder and Merger Sub. The representations and warranties of the Stockholder and Merger Sub set forth in Article V herein shall be true and correct as of the date of this Agreement and at and as of the Merger Closing Date as though made on and as of the Merger Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on Stockholder's or Merger Sub's ability to consummate the transactions contemplated by this Agreement;

                (v) Performance of Obligations of Stockholder and Merger Sub. Each of Stockholder and Merger Sub shall have performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Merger Closing Date;

                (vi) Officer's Certificate from Stockholder and Merger Sub. Each of Stockholder and Merger Sub shall have furnished Purchaser with a certificate dated the Merger Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 2.03(f)(iv) and (v) have been satisfied;

                (vii) Commercial Arrangements. The parties shall have entered into definitive agreements memorializing the terms of those commercial arrangements specified on Section 2.03(f)(vii) of the Company Disclosure Schedule, each of which will become effective immediately on the Stock Purchase Closing;

                (viii) Asset Transfers. The asset transfers described in Section
2.05 shall have occurred;

                (ix) No Order. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction located in the United States or in another jurisdiction outside of the United States in which the Company and its Subsidiaries, taken as a whole, engage in substantial business activities that prevents the consummation of any of the transactions contemplated by this Agreement shall have been issued and remain in effect, and no Law shall prohibit or make illegal the consummation of any of the transactions contemplated by this Agreement;

                (x) Governmental Consents. (a) All waiting periods applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act and comparable statutes in Germany, South Africa and Canada shall have expired or been terminated or all approvals thereunder shall have been obtained,
(b) the Company shall have received registration to be an exporter under ITAR and (c) all other approvals of, or filings with, any Governmental Authority (other than the FCC) required to consummate the transactions contemplated by this Agreement shall have been obtained or made, other than approvals and filings, the failure to obtain or make which, in the aggregate, would not reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole;

                (xi) FCC. All approvals of the FCC required in connection with the consummation of the transactions contemplated by this Agreement shall have been obtained, provided that such approvals do not impose a materially burdensome condition on the Company and its Subsidiaries;

                (xii) Company Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted and the Merger shall have been approved by the stockholders of the Company by the Company Requisite Vote;

                (xiii) Credit Agreement. At or prior to the Effective Time, CSFB, shall have provided the Company with a "payoff" letter acknowledging that
(i) the Credit Agreement shall have been terminated, (ii) any and all Liens held by CSFB related thereto shall be released and (iii) the Company and the Subsidiaries shall have been released from any and all liabilities under the Credit Agreement and any related guaranties (other than any obligations under any indemnification or similar provision that survive such termination); and

                (xiv) Tax Separation Agreement. The Tax Separation Agreement and the Transition Services Agreement shall remain in full force and effect;

provided, however, that, notwithstanding anything contained in this Section 2.03, the parties hereby acknowledge and agree that if all of the conditions set forth in Sections 2.03(c)-(f) above have been satisfied or waived other than the conditions specified in Sections 2.03(c)(iii) and Section 2.03(f)(xi), then the parties will discuss whether to waive such conditions and consummate the Merger prior to the satisfaction of such conditions.

           (g) Effective Time. Upon the Merger Closing, the Company and Merger Sub will file a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware as executed in accordance with the relevant provisions of the DGCL and, as soon as practicable on or after the Merger Closing Date, make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed by Stockholder and the Company and specified in the Certificate of Merger (the "Effective Time"). The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

           (h) Certificate of Incorporation. The certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended to read in its entirety in the same fashion as the Certificate of Incorporation of Merger Sub, other than its corporate name which shall remain PanAmSat Corporation and it shall not include Article Fifth (sole incorporator) of the Certificate of Incorporation of Merger Sub and as so amended, shall be the Certificate of Incorporation of the Surviving Corporation.

           (i) Bylaws. The bylaws of the Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

           (j) Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation, (a) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

           (k) Conversion of Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Stockholder, Merger Sub, the Company or the holders of any securities of Merger Sub or the Company:

                (i) Merger Consideration. Each share of common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.03(k)(ii), the Dissenting Shares, and the shares of Company Common Stock beneficially owned by Stockholder, or any direct or indirect wholly owned Subsidiary of the Company, which shall remain outstanding) shall automatically be converted into the right to receive $23.50 in cash per share (the "Merger Consideration"), without interest, payable to the holder of such shares of Company Common Stock, upon surrender, in the manner provided in Section 2.03(l), of the certificate that formerly evidenced such share of Company Common Stock. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.03(l).

                (ii) Cancellation. Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be cancelled and extinguished without any conversion thereof. Each share of Company Common Stock owned by the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or other consideration shall be made with respect thereto.

           (l) Surrender of Certificates.

                (i) Exchange Agent. Prior to the Effective Time, Stockholder and Purchaser shall select a bank or trust company reasonably acceptable to the Company to act as the exchange agent (the "Exchange Agent") for the holders of shares of Company Common Stock in connection with the Merger and shall enter into an agreement with the Exchange Agent which is reasonably acceptable to the Company. Promptly and in any event no later than simultaneously with the Stock Purchase Closing, the Surviving Corporation shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock cash in an aggregate amount equal to the product of (i) the number of shares of Company Common Stock issued and outstanding at the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.03(k)(ii), the Dissenting Shares, the shares of Company Common Stock beneficially owned by Stockholder or any of its wholly owned direct or indirect Subsidiaries and Company Options and Other Equity which remain outstanding in accordance with Section 1.04) and (ii) the Merger Consideration. Any funds deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

                (ii) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record as of the Effective Time of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and whose shares were converted pursuant to Section 2.03(k) into the right to receive the Merger Consideration:
(i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Stockholder and Surviving Corporation shall reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder of such Certificate is entitled pursuant to
Section 2.03(k) (without limiting the effect of Section 2.03(o)). Upon surrender of a Certificate for cancellation to the Exchange Agent and such other documents as may be reasonably requested by the Exchange Agent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the aggregate Merger Consideration which such holder has the right to receive pursuant to Section 2.03(k) (after taking into account all Certificates surrendered by such holder), and the Certificate so surrendered shall forthwith be cancelled. Until so surrendered, each Certificate will represent, from and after the Effective Time, only the right to receive the Merger Consideration in cash as contemplated by this Article II. No interest shall accrue or be paid on the amounts payable pursuant to this Article II upon surrender of a Certificate.

                (iii) No Liability. Notwithstanding anything to the contrary in this Section 2.03(l), neither the Exchange Agent, Stockholder, the Surviving Corporation nor any party hereto shall be liable to any Person in respect of any

Merger Consideration for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                (iv) Termination of Exchange Agent. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall, at the request of the Surviving Corporation, be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 2.03 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for payment, as general creditors thereof, of their claim for the Merger Consideration, without interest, to which such holders may be entitled pursuant to Section 2.03. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

           (m) No Further Ownership Rights in Company Common Stock. From and after the Effective Time, the holders of Company Common Stock outstanding immediately prior to the Effective Time whose shares of Company Common Stock were converted into the right to receive Merger Consideration in the Merger shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law. The Merger Consideration paid in exchange for shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock previously represented by such Certificates. As of the Effective Time, the stock transfer books of the Company shall be closed with respect to those stockholders whose shares of Company Common Stock were converted into the right to receive the Merger Consideration in the Merger and there shall be no further registration of transfers on the records of the Surviving Corporation of such shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates with respect to those stockholders whose shares of Company Common Stock were converted into the right to receive Merger Consideration in the Merger are presented to the Surviving Corporation or the Exchange Agent for any reason, such Certificates shall be cancelled and exchanged as provided for in this Article II.

           (n) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article II; provided, however, Stockholder or the Surviving Corporation may, as a condition precedent to such delivery, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Stockholder, the

Surviving Corporation, the Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

           (o) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by a Person who has the right to and has demanded appraisal of such shares in accordance with Section 262 of the DGCL ("Dissenting Holder") and as of the Effective Time has not failed to perfect, effectively withdrawn or has not lost his right to such appraisal ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.03(k), but such Dissenting Holder thereof shall only be entitled to such rights in respect thereof as are granted by Section 262 of the DGCL.

           (p) Withdrawal. Notwithstanding the provision of subsection (o) of this Section 2.03, if any Dissenting Holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such shares shall automatically be converted into and represent only the right to receive the Merger Consideration, as provided in Section 2.03(k), without interest thereon, upon surrender of the certificate or certificates representing such shares in accordance with Section 2.03(l).

           (q) Notice of Dissenters. The Company shall provide Purchaser and, until the Stock Purchase Closing Date, Stockholder (i) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Common Stock, the withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Except with the prior written consent of Purchaser and, until the Stock Purchase Closing Date, Stockholder and the Company shall not voluntarily make any payment with respect to any demands for appraisal and shall not settle or offer to settle any such demands.

           (r) Withholding Taxes. Each of the Exchange Agent, the Company, the Surviving Corporation and, until the Stock Purchase Closing Date, Stockholder shall be entitled to deduct and withhold from the Merger Consideration pursuant to the Merger such amounts as the Exchange Agent, the Company, the Surviving Corporation and, until the Stock Purchase Closing Date, Stockholder is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or under any applicable provision of state, local or foreign Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock, in respect of which such deduction and withholding was made by the Exchange Agent, the Company, the Surviving Corporation or, until the Stock Purchase Closing Date, Stockholder.

           (s) Transfer of Ownership. If the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such payment will have paid to the Surviving Corporation or any agent designated by it any transfer or other Taxes required by reason of the payment of the amount specified in Section 2.03(k) to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of the Surviving Corporation or any agent designated by it that such Tax has been paid or is not payable.

           (t) Further Action. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

           Section 2.04. Repurchase. Immediately prior to the Stock Purchase Closing, the Company shall repurchase from the affiliates of Stockholder that are the stockholders of record as of such time an aggregate number of shares of Common Stock at a purchase price of $23.50 per share such that, assuming the entire amount of equity provided by Purchaser pursuant to the Equity Letter (assuming the entire amount thereunder is so provided) and any other Permitted Person has been paid to Stockholder or its designees, the Stockholder will have received the Total Payment Amount less any Withheld Amount (the aggregate amount of such payment, the "Repurchase Amount"), which shall be paid by wire transfer of immediately available United States funds into one or more accounts designated by Stockholder.

           Section 2.05. Asset Transfers. Immediately prior to the Effective Time, Stockholder shall cause the Company to effect the transfer of the assets as set forth on Section 2.05 of the Company Disclosure Schedule with conveyances to be made in a manner reasonably acceptable to Stockholder, the Company and Purchaser.

           Section 2.06. Redemption Notice for 6.125% Senior Notes due 2005. At the request of Purchaser, the Company shall send out a notice to redeem the Company's 6.125% Senior Notes due 2005, which redemption is intended to occur immediately after the Stock Purchase Closing.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company hereby represents and warrants to Purchaser and Stockholder as follows, except as specifically described on the schedule (subject to Section 9.11) delivered by the Company to Purchaser and Stockholder in connection with the execution and delivery of this Agreement (the "Company Disclosure Schedule"):

           Section 3.01. Organization; Subsidiaries; Charter Documents.

           (a) Organization. Each of the Company and its Significant Subsidiaries is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company that is not a Significant Subsidiary is a corporation, partnership or other entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, and has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so duly organized, validly existing and in good standing or to have such requisite corporate or other power and authority has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

           (b) Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule sets forth a complete list of the Company's Subsidiaries and all other entities in which the Company owns, directly or indirectly, any shares of capital stock or equity interests and such list sets forth the jurisdiction of organization of each such Subsidiary and other entity as of the date hereof and separately identifies each Significant Subsidiary.

           (c) Charter Documents. The Company has delivered or made available to
Purchaser: (i) a true and correct copy of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the "Company Charter Documents") and (ii) true and correct copies of the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, "Subsidiary Charter Documents") of each of its Significant Subsidiaries, and each such instrument is in full force and effect and no other organizational documents are applicable to or binding upon the Company or any Significant Subsidiary. The Company is not in violation of any of the provisions of the Company Charter Documents. No Subsidiary of the Company is in violation of its respective Subsidiary Charter Documents in any material respect.

           Section 3.02. Capitalization of the Company.

           (a) Company Capitalization. The authorized capital stock of the Company consists of 400,000,000 shares of the Company Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of the close of business on April 16, 2004, (i) 150,247,805 shares of the Company Common Stock were issued and outstanding and 6,520,486 shares of the Company Common Stock were reserved for issuance upon the exercise of outstanding Company Options and Other Equity, (ii) no shares of Preferred Stock were issued and outstanding and (iii) no bonds, debentures, notes or other instruments or evidence of indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters of which stockholders of the Company may vote were issued or outstanding. All outstanding shares of Company Common Stock are, and all shares which may be issued pursuant to the Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not issued in violation of preemptive rights or similar rights. Except (x) as set forth in Section 3.02 of the Company Disclosure Schedule and (y) for changes since April 16, 2004 resulting from the exercise of employee and director stock options outstanding on such date, there are no outstanding (A) shares of capital stock or other voting securities of the Company, (B) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) options, warrants, restricted stock, restricted stock units, or other rights to acquire from the Company, and no preemptive or similar rights, subscriptions or other rights, convertible securities, agreements, arrangements or commitments of any character, relating to the capital stock or voting securities of the Company obligating the Company to issue, register, transfer or sell, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or obligating the Company to grant, extend or enter into any such option, warrant, restricted stock units, subscription or other right, convertible security, agreement, arrangement or commitment or (D) no equity equivalents, interests in the ownership or earnings of the Company or other similar rights (the items in clauses (A), (B), (C) and (D) being referred to collectively as the "Company Securities"). Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has any obligation, commitments or arrangements to redeem, repurchase or otherwise acquire any of the Company Securities or any of the Company Subsidiary Securities, including as a result of the transactions contemplated by this Agreement, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, there are no voting trusts or registration rights or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock of the Company or any of its Subsidiaries.

           (b) Subsidiary Capitalization. All outstanding shares of capital stock or other interests of each Company Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of preemptive rights or similar rights. Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Liens. There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, or (ii) options, warrants, restricted stock, restricted stock units or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for, any capital stock, voting securities or ownership interests in, any Subsidiary of the Company or any equity equivalents, interests in the ownership or earnings of any Subsidiary or other similar rights (the items in clauses (i) and (ii) being referred to collectively as the "Company Subsidiary Securities").

           (c) Indebtedness. Section 3.02(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of each Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding in an amount in excess of $1,000,000, together with the amount outstanding thereunder as of the date of this Agreement. No Contract pursuant to which any Indebtedness of the Company or its Subsidiaries is outstanding or may be incurred provides for the right to vote (or is convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the shareholders of the Company or its Subsidiaries may vote. No event has occurred which entitles (with or without notice or lapse of time or both) the holder of any Indebtedness set forth in Section 3.02(c) of the Company Disclosure Schedule to accelerate, or which does accelerate, the maturity of any such Indebtedness.

           Section 3.03. Corporate Authorization; Board Approval.

           (a) Corporate Authorization. The Company has all necessary power and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, except, with respect to the Merger, for the approval and adoption of this Agreement by the holders of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement (the "Company Requisite Vote"). The Company Requisite Vote is the only vote of holders of any class or series of securities necessary to approve this Agreement and the transactions contemplated hereby. This Agreement and each Transaction Document to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law).

           (b) Board Approval. The Board of Directors of the Company has, at a meeting duly called and held on or prior to the date hereof, (i) determined and declared that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, (iii) resolved to make the Company Recommendation and (iv) directed that this Agreement be submitted to the Company's stockholders for adoption.

           Section 3.04. Governmental Approvals. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any federal, state, or local U.S. or foreign government, court, administrative agency, commission, arbitrator or other governmental or regulatory agency or authority (a "Governmental Authority") other than: (i) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (ii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable Antitrust Laws; (iii) such filings with and consents of the Federal Communications Commission ("FCC") as may be required (including any notifications or other filings that do not require consent); (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices and permits set forth in Section
3.04 of the Company Disclosure Schedule; (v) the filing with the Securities and Exchange Commission ("SEC") of (A) a Proxy Statement relating to the Company Stockholders' Meeting and (B) such reports under Section 13(a), 13(d), 13(e), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (vi) such filings with and approvals of The Nasdaq Stock Market, Inc.; (vii) those that may be required solely by reason of Purchaser's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement; and (viii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.05. Non-Contravention. Except as set forth in Section 3.05 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party do not, and the consummation of the transactions contemplated hereby or thereby will not: (i) contravene, conflict with or violate the Company Charter Documents or Subsidiary Charter Documents; (ii) subject to obtaining the adoption of this Agreement by the Company's stockholders as contemplated in
Section 6.04 and obtaining all the consents, approvals and authorizations specified in clauses (i) through (vii) of Section 3.04, contravene or conflict with or constitute a violation of any provision of any law, statute, ordinance, rule, code, or regulation of any Governmental Authority ("Law"), or any outstanding order, writ, judgment, injunction, ruling, determination, award or decree by or with any Governmental Authority ("Order") binding upon or applicable to the Company or its Subsidiaries or by which any of their respective properties are bound or affected; (iii) subject to obtaining all the consents, approvals and authorizations and compliance with the matters referred to in clauses (i) through (vii) of Section 3.04, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation, modification or acceleration of any right or obligation of the Company or any of its Subsidiaries, or cause increased liability or fees or to the loss of a material benefit or imposition of a penalty under (A) any Company Material Contract (but, for purposes hereof, without regard to the dollar thresholds set forth in the definition thereof) or (B) any Company Permit; or (iv) result in the creation or imposition of any mortgage, lien, right of first refusal, pledge, claim, license, charge, limitation in voting rights, encumbrance or other security interest (collectively, the "Liens") on any asset of the Company or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation, modification, acceleration or other occurrences or Liens that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

           Section 3.06. Company SEC Documents. The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2001 (collectively, the "Company SEC Documents"). The Company SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), or the Exchange Act, as the case may be, applicable to the Company SEC Documents each as in effect on the date so filed, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed Company SEC Document filed and publicly available prior to the date of this Agreement (including any financial statements or other documentation incorporated by reference therein). No Subsidiary of the Company is required to file any form, report or other document with the SEC.

           Section 3.07. Financial Statements; No Undisclosed Liabilities;
                         Internal and Disclosure Controls.

           (a) Company Financials. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents as of their respective dates (the "Company Financials"): (i) complied as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Forms 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial condition of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated. All of the Subsidiaries of the Company are consolidated for accounting purposes as required by GAAP. The consolidated balance sheet of the Company contained in the Company SEC Documents as of December 31, 2003 is hereinafter referred to herein as the "Company Balance Sheet," and December 31, 2003 is hereinafter referred to herein as the "Company Balance Sheet Date."

           (b) No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except (i) liabilities or obligations disclosed or provided for in the Company Financials or the notes thereto or in the Company SEC Documents filed prior to the date hereof and publicly available after the filing of the Company SEC Document containing the Company Financials or (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, none of which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

           (c) Amendments or Modifications. The Company has made available to Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to Company Material Contracts which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

           (d) Internal and Disclosure Controls. The management of the Company has (i) implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) has disclosed, based on its most recent evaluation, to the Company's outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

           Section 3.08. Information in Offer Documents. None of the Proxy Statement to be filed with the SEC in connection with the Merger, the Debt Offer Documents, nor any amendment or supplement to the Proxy Statement or the Debt Offer Documents, will contain, in the case of the Proxy Statement or any amendment or supplement thereto, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first published, sent or given to holders of the 8.50% Senior Notes and at the expiration of the Debt Offer, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or Stockholder for inclusion or incorporation by reference in the Offer Documents. The Proxy Statement will, when filed with the SEC, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

           Section 3.09. Absence of Certain Changes. Except as set forth in
Section 3.09 of the Company Disclosure Schedule or in the Company SEC Documents filed and publicly available prior to the date hereof, since the Company Balance Sheet Date, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice, and there has not been any change, development, event, condition, occurrence or effect that individually or in the aggregate has had or would reasonably be expected to have (i) a Company Material Adverse Effect or
(ii) a material adverse impact on the ability of the Company to consummate the Merger. Since the Company Balance Sheet Date, except as (i) specifically contemplated by this Agreement, (ii) disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement or (iii) set forth in Section 3.09 of the Company Disclosure Schedule, there has not occurred any action, event or failure to act that, if it had occurred after the date of this Agreement, would have required the consent of Purchaser under Section 6.01.

           Section 3.10. Insurance. A list of all launch and in-orbit satellite insurance policies as of the date hereof is set forth in Section 3.10 of the Company Disclosure Schedule. Copies of all such insurance policies have been made available to Purchaser. Except as set forth in Section 3.10 of the Company Disclosure Schedule: (i) all such policies are in full force and effect; (ii) neither the Company nor any Subsidiary is in breach or default in any material respect (including any such breach or default in any material respect with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification in any material respect, under any policy; (iii) all premiums due thereon have been paid and the Company has not received any written notice of cancellation, termination or non-renewal of any such policy (other than in connection with settlement of any claims thereunder); (iv) all appropriate insurers under such insurance policies have been notified of all potentially insurable losses known to the Company and no such insurer has informed the Company or any of its Subsidiaries of any denial of coverage or reservation of rights thereto; and (v) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation. Section 3.10 of the Company Disclosure Schedule also sets forth all other material insurance policies in effect as of the date hereof and owned, held by or applicable to the Company and its Subsidiaries.

           Section 3.11. Real Property; Title to Assets.

           (a) Owned Real Property. Section 3.11(a) of the Company Disclosure Schedule contains a true and complete list of all the real property owned in fee by the Company and its Subsidiaries (the "Owned Real Property"). To the knowledge of the Company, each of the Company and its Subsidiaries has good, valid, fee simple and marketable title to each parcel of Owned Real Property, including, without limitation, all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Liens, except
(i) liens set forth in Section 3.11(a) of the Company Disclosure Schedule, (ii) liens for Taxes and general and special assessments not in default and payable without penalty and interest or which are being contested in good faith by appropriate proceedings, and (iii) other Liens which, individually or in the aggregate, would not reasonably be expected to materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of such Owned Real Property or with the conduct of the business of the Company or its Subsidiaries. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no outstanding contracts for the sale of any of the Owned Real Property. Except as set forth in Section 3.11(a) of the Company Disclosure Schedule, there are no leases, subleases, licenses, concessions or any other contracts, options or rights of first refusal or agreements granting to any person or entity other than the Company and its Subsidiaries any right to the possession, use, occupancy or enjoyment of any of the Owned Real Property or any portion thereof.

           (b) Real Property Leases. Section 3.11(b) of the Company Disclosure Schedule contains a true and complete list of all leases, subleases, sub-subleases, licenses and other agreements under which the Company or any of its Subsidiaries, leases, subleases, licenses uses or occupies (whether as landlord, tenant, subtenant other occupancy arrangement) or has the right to use or occupy, now or in the future, any real property (collectively, the "Real Property Leases," and the property subject to the Real Property Leases together with the Owned Real Property, the "Real Property"). The Company has previously furnished or otherwise made available to Purchaser true, correct and complete copies of all Real Property Leases. Each Real Property Lease constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable against the Company or its Subsidiaries, as applicable, in accordance with its terms. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Real Property Lease (i) there is no default or event which, with notice or lapse of time or both, would constitute a default on the part of Company or its Subsidiaries, or, to the knowledge of the Company any other party thereto and (ii) except as set forth in Section 3.11(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries, as applicable, has assigned, sublet or transferred its leasehold interest. Each of the Company and its Subsidiaries has a good and valid leasehold interest in each Real Property Lease free and clear of all Liens, except (i) as set forth in
Section 3.11(b) of the Company Disclosure Schedule, (ii) liens for Taxes and general and special assessments not in default and payable without penalty or interest or which are being contested in good faith by appropriate proceedings and (iii) other liens which do not materially interfere with the Company's or any of its Subsidiaries' use and enjoyment of such Real Property Lease.

           Section 3.12. Company Intellectual Property. Section 3.12 of the Company Disclosure Schedule lists all registrations or applications for registration of any Company Intellectual Property. All rights in material Company Intellectual Property are valid, subsisting and enforceable in all material respects and the Company or its Subsidiaries owns or has the right to use all material Company Intellectual Property, free and clear of all Liens, except as set forth on Section 3.12 of the Company Disclosure Schedule. Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) no Action is pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Subsidiaries or any of their respective properties, which challenge the validity or use of, or the ownership by, the Company and/or its Subsidiaries of the Company Intellectual Property; (ii) the Company has no knowledge of any infringement or infringing use of any of the Company Intellectual Property or licenses by any Person; (iii) the Company or the Subsidiaries take reasonable actions to maintain and protect the material Company Intellectual Property, including confidential material Company Intellectual Property, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iv) to the Company's knowledge, no infringement, misappropriation or violation of any material intellectual property right or other proprietary right of any third party has occurred or will result from the conduct of the business of the Company and its Subsidiaries or from the signing and execution of this Agreement or the consummation of the transactions contemplated hereby, and no written claim has been made to the Company or any Subsidiary by any third party based upon an allegation of any such infringement.

           Section 3.13. Litigation. There is no action, suit, investigation, claim, charge or proceeding ("Actions") pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective assets, properties or rights which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the date of this Agreement, no officer or director of the Company is a defendant in any Action commenced by shareholders of the Company with respect to the performance of his or her duties as an officer and/or director of the Company. Except as set forth in Section 3.13 of the Company Disclosure Schedule, there exist no Contracts with any of the directors and officers of the Company or its Subsidiaries that provide for indemnification by the Company or its Subsidiaries. Except as specifically disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

           Section 3.14. Taxes. Except as set forth in Section 3.14 of the Company Disclosure Schedule:

           (a) The Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which the Company or any of its Subsidiaries is a member, has timely filed (or has had timely filed on its behalf, taking into account all applicable extensions) all material Tax Returns required by applicable Law to be filed by it. All such Tax Returns, as they relate to the Company and its Subsidiaries are correct and complete in all material respects. The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all material Taxes due and owing (whether or not shown on any Tax Return) and has established an adequate reserve for the payment of all Taxes not yet due and owing.

           (b) The Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

           (c) As of the date of this Agreement, none of the material Tax Returns of the Company or its Subsidiaries have been examined by any Taxing Authority and no material audit, action, proceeding or assessment is pending or threatened by any such Taxing Authority against the Company or its Subsidiaries.

           (d) As of the Stock Purchase Closing, neither the Company nor its Subsidiaries will be a party to any tax allocation, tax sharing, tax indemnity or similar agreement with respect to Taxes, except the Tax Separation Agreement.

           (e) There are no liens for Taxes (other than Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings) upon any of the assets of the Company or any of its Subsidiaries.

           (f) Neither the Company nor any of its Subsidiaries has ever been a member of an "affiliated group" (as defined in Section 1504(a) of the Code), except for any group of which the Company, General Motors Corporation or Hughes Electronics Corporation (now known as The DIRECTV Group, Inc.) was the common parent corporation.

           (g) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Stock Purchase

Closing Date as a result of any: (i) change in method of accounting for a taxable period ending or prior to the Stock Purchase Closing Date; (ii) "closing agreement" as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Stock Purchase Closing Date; or (iii) installment sale or open transaction disposition made on or prior to the Stock Purchase Closing Date.

           (h) Neither the Company nor any Company Subsidiary has distributed stock of another entity, or had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by
Section 355 or 361 of the Code.

           Section 3.15. Employee Benefit Plans; ERISA. Except as set forth in
Section 3.15(a) of the Company Disclosure Schedule:

           (a) All employee benefit plans within the meaning of Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended ("ERISA"), and all stock purchase, stock option, severance, retention, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan, multiemployer and all other employee benefit plans, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future), whether formal or informal, oral or written, legally binding or not (collectively, "Plans"), under which (i) any current or former employee, director or consultant of the Company or its Subsidiaries (the "Company Employees") has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries has had or has any present or future liability (other than Stockholder Maintained Plans) (collectively, the "Company Plans") are in compliance with, and have been established, administered and operated in accordance with, the terms of such Company Plans and applicable Law, except for any failure to so comply, administer or operate the Company Plans that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Company Plans that are maintained by the Company or any of its Subsidiaries since January 1, 2001 (collectively, the "Company Maintained Plans") are set forth in Section 3.15(a) of the Company Disclosure Schedule. Section 3.15(a) of the Company Disclosure Schedule also sets forth a list of all Plans under which
(i) any current or former employee, director or consultant of the Company and its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by Stockholder or its affiliates (other than the Company and its Subsidiaries) or (ii) the Stockholder or its affiliates (other than Company and its Subsidiaries) has had or has any present or future liability (collectively, "Stockholder Maintained Plans").

           (b) The Internal Revenue Service has issued a determination or opinion letter to the effect that each such Company Maintained Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified. Except as could not, individually or in the aggregate, result in a Company Material Adverse Effect, (i) no event has occurred, and no condition exists, that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the
Code), to any tax, fine, lien, penalty or other liability imposed by applicable Law; (ii) neither the Company nor any of its Subsidiaries has engaged in any nonexempt prohibited transactions in connection with any Company Maintained Plan (or its related trust) with respect to which the Company or its Subsidiaries or any officer, director, employee of the Company or any of its Subsidiaries would be subject to either a penalty pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code; and (iii) neither the Company nor its Subsidiaries has incurred any liability under the fiduciary provisions of ERISA. No Company Maintained Plan that is subject to Part 3 of Subtitle B of Title I of ERISA has incurred any "accumulated funded deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company or its Subsidiaries has participated in or contributed to any multiemployer plan as defined in Section 3(37) of ERISA at any time during the prior six (6) years. Neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any liability with respect to any Company Maintained Plan or Stockholder Maintained Plan that is subject to Title IV of ERISA, except for (i) any liability that would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) any contingent liability that will cease to be a contingent liability of the Company and its Subsidiaries upon the Stock Purchase Closing.

           (c) With respect to any Company Plan, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, no (i) actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened and (ii) facts or circumstances exist that could give rise to any such actions, suits or claims.

           (d) Except as set forth in Section 3.15(d) of the Company Disclosure Schedule, no Company Maintained Plan exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), could result in the (i) payment to any Company Employee of any money or other property; (ii) provision of any benefits or other rights of any Company Employee; or (iii) increase, acceleration or provision of any payments, benefits or other rights (whether or not a "parachute payment" within the meaning of Section 280G of the Code) to any Company Employee.

           (e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, all Company Maintained Plans maintained outside the United States (collectively, the "Company Non-U.S. Plans") are in compliance with, and have been established, administered and operated in accordance with, the terms of such Company Non-U.S. Plans and applicable Law, except for any failure to so comply, establish, administer or operate the Company Non-U.S. Plans as would not reasonably be expected to have a Company Material Adverse Effect. All such Company Non-U.S. Plans are set forth in Section 3.15(e) of the Company

Disclosure Schedule. All contributions or other payments which are due with respect to each Company Non-U.S. Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

           Section 3.16. Compliance with Laws; Permits.

           (a) Compliance with Laws. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof and except for such violations and failures to comply, and notices, Actions and assertions concerning such violations and failures to comply, that have not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or have a material adverse impact on the ability of the Company or any of its Subsidiaries to consummate the transactions contemplated by this Agreement: (i) the Company and each of its Subsidiaries has conducted its business and is, in compliance with all Orders and Laws and corporate policies applicable thereto and (ii) no notice, Action or assertion has been received by the Company or any of its Subsidiaries or, to the knowledge of the Company, has been filed, commenced or threatened against the Company or any of its Subsidiaries alleging any violation of any Law applicable to them or by which their respective properties are bound or affected.

           (b) Company Permits. Except as set forth in Section 3.16(b) of the Company Disclosure Schedule, the Company and each of its Subsidiaries hold all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities (i) necessary to operate each Company Satellite and
(ii) necessary for the lawful conduct of their respective businesses except, in the case of clause (ii), where the failure to hold the same has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (collectively, the "Company Permits"). Section 3.16(b) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Permits. The Company and its Subsidiaries are in compliance with the terms of all Company Permits, except for such non-compliance as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

           (c) Pending Applications. Section 3.16(c) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of the Company's pending applications for authorization for satellites or earth stations with Governmental Authorities.

           Section 3.17. Company Satellites.

           (a) Company Satellites. Set forth in Section 3.17(a) of the Company Disclosure Schedule is a complete and accurate list, by orbital location, of each satellite listing the number and type of transponders thereon, owned by the Company or any of its Subsidiaries as of the date of this Agreement (each a "Company Satellite"). Subject to applicable Law, the Company has made available to Purchaser true and correct copies of the most recent monthly "Health Status

Report" in existence as of the date of this Agreement summarizing all spacecraft related incidents and anomalies experienced by Company Satellites known to the Company at such date. Except as set forth in Section 3.17(a) of the Company Disclosure Schedule, as of the date hereof, the Company has no knowledge of any spacecraft-related incidents or anomalies experienced by Company Satellites that are not disclosed in the "Health Status Reports" referred to in the immediately preceding sentence.

           (b) ITU Frequency Registration. Section 3.17(b) of the Company Disclosure Schedule contains a summary, by orbital location, of the status of frequency registration at the International Telecommunications Union, of each Company Satellite and each advanced published satellite filed on behalf of the Company, including the identity of the sponsoring administration and the frequency bands covered. Except as set forth in Section 3.17(b) of the Company Disclosure Schedule, as of the date hereof, the Company has no knowledge of any material and significant conflicting claim(s) with respect to its rights to use the frequency assignment(s) described in its ITU filings at any such orbital location(s) that reasonably would be expected to restrict or otherwise affect, in either case in a materially adverse manner, the Company's ability to operate the Company Satellite(s) on such frequency assignment(s) at such location(s).

           Section 3.18. Environmental Matters. Except as set forth in Section
3.18 of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and at all times prior, was in compliance with all applicable Environmental Laws, (ii) no notice, notification, demand, request for information, citation, summons or order has been received by, no complaint has been filed against or received, no penalty has been assessed against, and no investigation, action, claim, suit, proceeding or review is pending or threatened by any Person against, the Company or any of its Subsidiaries with respect to any matters relating to or arising out of any Environmental Law which; (iii) no Hazardous Substance has been discharged, disposed of, arranged to be disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released by the Company at, on, under or from any property or facility owned, leased or operated by the Company or its Subsidiaries or, to the knowledge of the Company, by any prior owner, lessee or operator; and (iv) there are no Environmental Liabilities. For purposes of this Section, the terms "Company" and its "Subsidiaries" shall include any entity which is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

           Section 3.19. Company Material Contracts. All Company Material Contracts are legal, valid and binding and in full force and effect and are enforceable by the Company and its Subsidiaries in accordance with their respective terms in all material respects. The Company and its Subsidiaries have performed in all material respects all respective obligations required to be performed by them to date under the Company Material Contracts and are not, and to the knowledge of the Company are not alleged to be (with or without the lapse of time or the giving of notice, or both), in breach or default thereunder in any material respect. Section 3.19 of the Company Disclosure Schedule sets forth a complete and correct list of all Company Material Contracts as of the date hereof except that such schedule does not list (1) any Construction/Launch Contract where the remaining payments to be made by the Company do not exceed $10 million and (2) the individual Customer Contracts with the Company Material Customers but instead lists such Company Material Customers. True and correct copies of the Company Material Contracts have been made available to Purchaser.

           Section 3.20. Finders' Fees. Except for Evercore Partners, a copy of whose engagement agreement has been provided to Purchaser, no investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

           Section 3.21. Opinion of Financial Advisor. The Company has received the opinion of Evercore Partners to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of shares of the Company Common Stock in connection with the Merger (other than the Stockholder) is fair to such holders from a financial point of view. An executed copy of such opinion has been made available to Purchaser.

           Section 3.22. Takeover Statutes. The Company has elected in its Restated Certificate of Incorporation not to be governed by Section 203 of the DGCL such that neither Section 203 of the DGCL nor the restrictions on "business combinations" set forth therein apply to, or restrict the Company's authority to effect or complete the Merger, this Agreement and the transactions contemplated by this Agreement.

           Section 3.23. Transactions with Affiliates. Except (i) as set forth in Section 3.23 of the Company Disclosure Schedule, (ii) as disclosed in the Company's proxy statement relating to the election of directors dated April 30, 2003, (iii) as would not be required to be disclosed pursuant to Item 404 of Regulation S-K, or (iv) those of a type available to employees of the Company generally, there are no Contracts or transactions between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) record or beneficial owner of five percent or more of the voting securities of the Company or (iii) Affiliate of any such officer, director or record or beneficial owner, on the other hand. For purposes of this Section, the term "Affiliate" shall have the meaning provided in Rule 501(b) promulgated under the Securities Act.

           Section 3.24. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees.

           Section 3.25. Limitation on Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY TO PURCHASER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO THE COMPANY OR ANY SUBSIDIARY OF THE COMPANY, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL REPRESENTATIONS OR WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT ARE HEREBY DISCLAIMED, AND PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF THE COMPANY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to the Company and Stockholder as set forth below:

           Section 4.01. Organization and Power; Subsidiaries.

           (a) Organization. Purchaser is a limited liability company duly organized, validly existing and is in good standing under the Laws of the jurisdiction under which it was organized, and has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser has no Subsidiaries.

           (b) Charter Documents. Purchaser has delivered or made available to the Company and Stockholder a true and correct copy of the Certificate of Formation of Purchaser, as amended to date (collectively, the "Purchaser Formation Documents"), and such instrument is in full force and effect and no other organizational documents are applicable to or binding upon Purchaser. Purchaser is not in violation of any of the provisions of the Purchaser Formation Documents.

           Section 4.02. Corporate Authorization. Purchaser has all necessary power and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which it is a party and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action. No vote of any class or series of Purchaser's capital stock is necessary in connection with the execution of this Agreement or any Transaction Document and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

           Section 4.03. Governmental Authorization. The execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (ii) such filings with and consents of the FCC as may be required (including any notifications or other filings that do not require consent); (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices and permits set forth in Section
3.04 of the Company Disclosure Schedule; (iv) those that may be required solely by reason of Company's (as opposed to any other third party's) participation in the transactions contemplated by this Agreement and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Purchaser to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

           Section 4.04. Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each Transaction Document to which it is a party do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby will not: (i) contravene or conflict with the Purchaser Formation Documents; (ii) subject to obtaining all the consents, approvals and authorizations specified in clauses (i)-(iv) of
Section 4.03, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Purchaser; (iii) subject to obtaining all the consents, approvals and authorizations specified in clauses (i)-(iv) of Section 4.03, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Purchaser under (A) any provision of any material Contract binding upon Purchaser or (B) any material license, franchise, or permit held by Purchaser; or (iv) result in the creation or imposition of any Lien on any asset of Purchaser, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that would not, individually or in the aggregate, reasonably be expected to impair the ability of Purchaser to perform their obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

           Section 4.05. Information Supplied. None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in the Offer Documents or any amendment or supplement thereto will contain, in the case of the Proxy Statement or any amendment or supplement thereto, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first published, sent or given to holders of the 8.50% Senior Notes and at the expiration of the Debt Offer, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           Section 4.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Purchaser, threatened against or affecting, Purchaser or any of its properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Purchaser to perform its obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

           Section 4.07. Finders' Fees. No investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Purchaser upon consummation of the transactions contemplated by this Agreement.

           Section 4.08. Financing. Simultaneously with the execution and delivery of this Agreement, Purchaser has delivered to the Company and Stockholder true and correct copies of (i) an equity commitment letter executed by KKR Millennium Fund L.P. (the "Fund") (the "Equity Letter") and (ii) a binding commitment letter from Citicorp North America, Inc., Citigroup Global Markets Inc. and Credit Suisse First Boston (the "Debt Commitment Letter," and together with the Equity Letter, the "Commitment Letters"). The financing contemplated by the Commitment Letters will provide sufficient funds to allow the Company to pay the Repurchase Amount and to consummate the Debt Offer and the purchase of the Shares on the terms and conditions set forth in this Agreement and for the Company to pay the Company Option Consideration on the Stock Purchase Closing Date.

           Section 4.09. Condition of the Business; Independent Investigation.

           (a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that neither the Company nor Stockholder or Merger Sub is making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in
Article III or by Stockholder and Merger Sub in Article V. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of the Company set forth in Article III or of Stockholder and Merger Sub set forth in Article V. Purchaser further represents that none of the Company, Stockholder, Merger Sub or any of their respective affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or any of its Subsidiaries or the transactions contemplated by this Agreement not expressly set forth in this Agreement, and none of the Company, Stockholder, any of their respective affiliates or any other Person will have, or be subject to, any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives or Purchaser's use of, any such information, including any confidential memoranda distributed on behalf of the Company relating to the Company or any of its Subsidiaries or other publications or data room information provided to Purchaser or its representatives, or any other document or information in any form provided to Purchaser or its representatives in connection with the sale of the Company and it Subsidiaries and the transactions contemplated hereby, except that nothing herein shall constitute a waiver of any rights of Purchaser in the case of fraud.

           (b) Purchaser acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and its Subsidiaries and their businesses and operations. In connection with Purchaser's investigation of the Company and its Subsidiaries and their businesses and operations, Purchaser and its representatives have received from Stockholder, the Company or their representatives certain projections and other forecasts for the Company and its Subsidiaries and certain estimates, plans and budget information. Purchaser acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) Purchaser is familiar with such uncertainties, (iii) Purchaser is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to Purchaser or its representatives, and (iv) Purchaser will not (and will cause all of its Subsidiaries and other affiliates and all other Persons and representatives acting on its behalf not to) assert any claim or cause of action against Stockholder, the Company, their respective Subsidiaries or any of Stockholder's or the Company's direct or indirect directors, officers, employees, agents, stockholders, affiliates, consultants, counsel, accountants, investment bankers or representatives with respect thereto, or hold any such other Person liable with respect thereto, except that nothing herein shall constitute a waiver of any rights of Purchaser in the case of fraud.

           Section 4.10. Qualifications to Hold Communications Licenses. Purchaser is legally, financially and otherwise qualified under the Communications Act to be the licensee of and to own and operate the Company Satellites and to perform its obligations hereunder. To Purchaser's knowledge, no fact or circumstance exists relating to the qualifications of Purchaser or any foreign qualifications of Purchaser that (i) has prevented or delayed, or would reasonably be expected to prevent or delay, the FCC from granting approval of the FCC Consent Application; or (ii) has prevented or delayed, or would reasonably be expected to prevent or delay, or otherwise disqualify Purchaser as the licensee, owner, operator or transferee of any Satellite in any foreign jurisdiction.

                                   ARTICLE V

          REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER AND MERGER SUB

           Each of Stockholder and, solely for purposes of the Merger Closing Date, Merger Sub represents and warrants to Purchaser as set forth below:

           Section 5.01. Organization and Power.

           (a) Organization. Each of Stockholder and Merger Sub is a corporation duly organized, validly existing and is in good standing under the Laws of the jurisdiction of its incorporation, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

           (b) Charter Documents. Stockholder has delivered or made available to: (i) Purchaser a true and correct copy of the Certificate of Incorporation (including any Certificate of Designations) and Bylaws of Stockholder, each as amended to date (collectively, the "Stockholder Charter Documents"), and (ii) the certificate of incorporation and bylaws, each as amended to date (collectively, "Merger Sub Charter Documents") of Merger Sub, and each such instrument is in full force and effect. Stockholder is not in violation of any of the provisions of the Stockholder Charter Documents, and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

           Section 5.02. Corporate Authorization. Each of Stockholder and Merger Sub has all necessary power and authority to enter into this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Stockholder and Merger Sub of this Agreement and each Transaction Document to which it is a party and the consummation by Stockholder and Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action, including by resolution of the Board of Directors of Stockholder and Merger Sub, and have been adopted by Stockholder as the sole stockholder of Merger Sub. No vote of any class or series of Stockholder's capital stock and no further vote of any capital stock of Merger Sub is necessary in connection with the execution of this Agreement and each Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Transaction Document has been duly executed and delivered by each of Stockholder and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitutes a valid and binding agreement of Stockholder and Merger Sub, enforceable against Stockholder and Merger Sub in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at Law).

           Section 5.03. Governmental Authorization. The execution, delivery and performance by Stockholder and Merger Sub of this Agreement and each Transaction Document to which it is a party, and the consummation by Stockholder and Merger Sub of the transactions contemplated hereby and thereby, require no action, permit, license, authorization, certification, consent, approval, concession or franchise by or in respect of, or filing with, any Governmental Authority other than: (i) compliance with any applicable requirements of the HSR Act and any other Antitrust Laws; (ii) such filings with and consents of the FCC as may be required (including any notifications or other filings that do not require consent); (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices and permits set forth in Section
3.04 of the Company Disclosure Schedule; (iv) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (v) the filing of the Certificate of Merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Merger Sub is qualified to do business; and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to impair the ability of Stockholder or Merger Sub to perform their respective obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

           Section 5.04. Non-Contravention. The execution, delivery and performance by Stockholder and Merger Sub of this Agreement and each Transaction Document to which it is a party do not, and the consummation by Stockholder and Merger Sub of the transactions contemplated hereby or thereby will not: (i) contravene or conflict with the Stockholder Charter Documents or Merger Sub Charter Documents; (ii) subject to obtaining all the consents, approvals and authorizations specified in clauses (i) - (v) of Section 5.03, contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to Stockholder or Merger Sub; (iii) subject to obtaining all the consents, approvals and authorizations specified in clauses
(i) - (v) of Section 5.03, constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Stockholder or Merger Sub under (A) any provision of any material Contract binding upon Stockholder or Merger Sub or (B) any material license, franchise, or permit held by Merger Sub or Stockholder; or (iv) result in the creation or imposition of any Lien on any asset of Stockholder or Merger Sub, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, rights of termination, cancellation or acceleration or Liens that would not, individually or in the aggregate, reasonably be expected to impair the ability of Stockholder or Merger Sub to perform its obligations hereunder or under any Transaction Document to which it is party, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby or thereby.

           Section 5.05. Information Supplied. None of the information supplied or to be supplied by Stockholder or Merger Sub for inclusion or incorporation by reference in the Offer Documents or any amendment or supplement thereto will contain, in the case of the Proxy Statement or any amendment or supplement thereto, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first published, sent or given to holders of the 8.50% Senior Notes and at the expiration of the Debt Offer, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

           Section 5.06. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Stockholder or Merger Sub, threatened against or affecting, Stockholder or any of its Subsidiaries or any of their respective properties which, individually or in the aggregate, would reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder, or prevent, impede, interfere with or hinder or delay the consummation of the transactions contemplated hereby.

           Section 5.07. Ownership and Transfer of Shares. As of the Stock Purchase Closing Date, Stockholder or a wholly-owned Subsidiary or Subsidiaries will be the record and beneficial owner of the Shares, free and clear of any and all Liens. Stockholder has the corporate power and authority to sell, transfer, assign and deliver (or cause to be sold, transferred, assigned or delivered) the Shares as provided in this Agreement, and such delivery will convey to Purchaser good and marketable title to the Shares, free and clear of any and all Liens.

           Section 5.08. Merger Sub. Merger Sub is a direct wholly-owned Subsidiary of Stockholder that has engaged in no business activities other than as specifically contemplated by this Agreement.

           Section 5.09. Finders' Fees. No investment banker, broker, finder, other intermediary or other Person is entitled to any fee or commission from Stockholder upon consummation of the transactions contemplated by this Agreement for which the Company is liable.

                                   ARTICLE VI

                                    COVENANTS

           Section 6.01. Conduct of the Company.

           (a) Ordinary Course. During the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Stock Purchase Closing Date, except as (x) set forth in Section 6.01 of the Company

Disclosure Schedule, (y) expressly contemplated by this Agreement or any Pre-Closing Transaction or as required by applicable Law or (z) consented to in writing by Purchaser and Stockholder (such consent not to be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, for the benefit of Purchaser and Stockholder, carry on its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, maintain in full force and effect the satellite launch and in-orbit insurance policies listed on Section 3.10 of the Company Disclosure Schedule until the end of their term and consult in good faith with Purchaser and Stockholder regarding
(i) the decision whether to replace any such policy which expires prior to the Stock Purchase Closing Date, and (ii) if replaced, the terms of the replacement policy, and with respect to other types of insurance, maintain in full force and effect until the Stock Purchase Closing substantially the same levels of coverage of insurance with respect to the assets, operations and activities of the Company and its Subsidiaries as a whole as are in effect as of the date of this Agreement.

           (b) Required Consent. Without limiting the generality of Section 6.01(a), and except as otherwise expressly permitted by this Agreement or any Pre-Closing Transactions, or listed on Section 6.01 of the Company Disclosure Schedule or as required by applicable Law or Contract in existence on the date hereof, from the date hereof and continuing until the earlier of the termination of this Agreement or the Stock Purchase Closing Date, the Company shall not, and shall not permit or cause any of its Subsidiaries to, for the benefit of the Purchaser and Stockholder without the prior written consent of Purchaser and Stockholder (such consent not to be unreasonably withheld or delayed):

                (i) do or effect any of the following actions with respect to the Company's or any of its Subsidiaries' securities: (A) adjust, split, combine, recapitalize or reclassify its capital stock; (B) make, declare or pay any dividend or other distribution on (other than dividends to the Company or its Subsidiaries), or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock; (C) grant any Person any right or option to acquire any shares of capital stock; (D) issue, deliver, pledge, transfer or sell or agree to issue, deliver, transfer or sell any Company Securities or Subsidiary Securities (except pursuant to the exercise or vesting of Company Options, restricted stock or restricted stock units outstanding on the date hereof or the issuance of previously deferred restricted stock (provided such shares are included in the number of shares reserved for issuance set forth in Section 3.02(a)(i))); (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; or (F) make any adjustment to the amount of stock underlying, or the exercise price of, any Company Options;

                (ii) amend or cause, adopt or propose any amendments to (i) the Company Charter Documents or any of the Subsidiary Charter Documents or (ii) any material term of any outstanding Company Security or any Subsidiary Security;

                (iii) adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than a merger or consolidation between direct or indirect wholly owned Subsidiaries);

                (iv) merge or consolidate with any other Person or acquire assets or capital stock of any Person (other than the acquisition of assets in the ordinary course of business and consistent with the Company's capital spending budget previously provided to Purchaser);

                (v) sell, transfer, license, assign, lease, pledge, mortgage, encumber, subject to a material Lien or otherwise dispose of any amount of the Company's or any of its Subsidiaries' property, assets or rights, other than in the ordinary course of business consistent with past practice or with respect to obsolete assets;

                (vi) incur or assume any Indebtedness or amend the terms of any existing material Indebtedness set forth in Section 3.02(c) of the Company Disclosure Schedule;

                (vii) (A) acquire or agree to acquire any satellite or other spacecraft which the Company has not, on the date of this Agreement, previously agreed in writing to acquire, or (B) make one or more investments or capital expenditures; provided, however, that the Company may (x) continue or commence capital programs as set forth in Section 6.01(b)(vii) of the Company Disclosure Schedule, plus additional expenses solely for change orders of up to 10% of the budgeted 2004 payments on each satellite shown thereon, and (y) purchase such terrestrial equipment as necessary to supply customers in the ordinary course in connection with leases of transponder capacity by such customers or other services provided to such customers;

                (viii) (A) enter into, establish, adopt, terminate or modify any Company Plan or any plan, policy, trust, fund, program or other agreement or arrangement that would be a Company Plan if it were in existence as of the date of this Agreement or (B) grant any bonuses, salary increases, severance or termination pay to, or otherwise increase the compensation or benefits of, any present or former officer, director, consultant or employee of the Company or its Subsidiaries, other than (1) increases in salary or wages in the ordinary course of business consistent with past practice, (2) discretionary bonuses to employees pursuant to Company Plans in an amount not to exceed $200,000 in the aggregate, or (3) as may be required by applicable Law, the Company Plans or a binding written contract in effect on the date of this Agreement;

                (ix) except as may be required by applicable Law or GAAP, change any method, policy, practice, procedure or principle of accounting;

                (x) (1) enter into any Contract that if existing on the date hereof would be a "Company Material Contract" (other than any such Company Material Contract of the type described in clause (viii) or (ix) of the definition thereof but, with respect to a Company Material Contract described in clause (ix), subject to the consultation obligation set forth in Section 6.01(a)), (2) terminate, amend, supplement or modify in any material respect any Company Material Contract to which the Company or any of its Subsidiaries is a party except for any Company Material Contract with a Company Material Customer with respect to which Company Material Contract the contracted cash backlog does not exceed $5 million, or (3) waive, release, cancel, allow to lapse, convey, encumber or otherwise transfer any material rights or claims thereunder;

                (xi) make any loan, advance or capital contribution to or investment in any Person (including any present or former officer, director, consultant, or employee of the Company or its Subsidiaries), other than loans, advances or capital contributions to or investments in a Subsidiary of the Company;

                (xii) settle or compromise (A) any material Action, whether administrative, civil or criminal, in law or in equity or (B) any material claim under any insurance policy for the benefit of the Company or any of its Subsidiaries;

                (xiii) cancel any debts or waive any claims or rights of substantial value (including the cancellation, compromise, release or assignment of any Indebtedness owed to, or claims held by, the Company or any its Subsidiaries), except for cancellations made or waivers granted in the ordinary course of business consistent with past practice which, in the aggregate, are not material to the Company and its Subsidiaries, taken as a whole;

                (xiv) make, change or rescind any material Tax election not consistent with past practice; change any accounting period or method; or settle or compromise any Tax liability for which Stockholder may be obligated to indemnify the Company pursuant to the Tax Separation Agreement, assuming the Stock Purchase Closing occurs, provided, however, that any such settlement or compromise shall not require the consent of Purchaser unless such settlement would have an adverse effect that would be material on the Company and its Subsidiaries in a taxable period or periods (or portions thereof) beginning on or after the Stock Purchase Closing Date;

                (xv) take any action that would reasonably be expected to result in any of the representations and warranties set forth in Article III becoming false or inaccurate such that the condition set forth in Section 2.03(f)(i) would fail to be satisfied; or

                (xvi) agree or commit, in writing or otherwise, to take any of the foregoing actions.

           Section 6.02. Conduct of Purchaser.

           (a) Conduct. Purchaser agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement or the Stock Purchase Closing, except as expressly contemplated by this Agreement, the Pre-Closing Transactions or as required by applicable Law, and except as may be consented to in writing by Stockholder (such consent not to be unreasonably withheld or delayed), Purchaser shall not, and shall not permit any of its direct or indirect Subsidiaries or any Controlled Affiliates to, (i) take any action or agree, in writing or otherwise, to take any action that would reasonably be likely to result in any of the representations and warranties set forth in Article IV becoming false or inaccurate such that the conditions set forth in Section 2.03(d)(ii) and Section 7.03(a) would fail to be satisfied or
(ii) enter into or consummate any agreements or arrangements for an acquisition (via stock purchase, merger, consolidation, purchase of assets or otherwise) or joint venture with respect to fixed satellite services or any agreements or arrangements reasonably likely to impact adversely the timing or ability of the parties to satisfy the conditions set forth in Article VII; provided, however, that one or more Permitted Persons may contribute (through the purchase of shares of the Company or otherwise at or after the Stock Purchase Closing) in the aggregate less than fifty percent (50%) of the equity funding amount contained in the Equity Letter and the parties agree that such transaction shall not violate the restriction set forth above; and provided further that any such acquisition shall not release Purchaser of its obligations hereunder.

           (b) Financing. Purchaser shall use its commercially reasonable efforts to obtain and effectuate the financing contemplated by the Commitment Letters on the terms set forth therein. Purchaser agrees to notify Stockholder and the Company promptly and, in any case, within 24 hours if, at any time prior to the Stock Purchase Closing Date, (i) any Commitment Letter shall expire or be terminated, modified or amended for any reason, or (ii) any of the financing sources that is a party to the Debt Commitment Letter notifies Purchaser that such source will not be able to provide financing substantially on the terms set forth in the Debt Commitment Letter. Purchaser shall not, or permit any of its Subsidiaries or affiliates to, without the prior written consent of Stockholder, take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that would reasonably be expected to impair, delay or prevent the financing contemplated by the Commitment Letters. Purchaser shall not amend or alter, or agree to amend or alter, the Commitment Letters in any manner that could reasonably be expected to materially delay or prevent the acquisition of the Shares without the prior written consent of Stockholder.

           Section 6.03. Offer Documents; SEC Documents; Company Financial
                         Statements.

           (a) Proxy Statement; Debt Offer. As promptly as reasonably practicable following the date hereof, the Company shall prepare and shall file with the SEC a preliminary Proxy Statement, together with a form of proxy, with respect to the Company Stockholders' Meeting at which the stockholders of the

Company will be asked to vote upon and approve this Agreement and the Merger and shall use its commercially reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC and shall cause the Proxy Statement to be mailed to the Company's stockholders. Each of Stockholder and Purchaser will provide the Company with any information that may be reasonably requested in order to effectuate the preparation and filing of the Proxy Statement and Debt Offer Documents. The Company will provide each of Stockholder and Purchaser and their respective counsel with a reasonable opportunity to review the Proxy Statement prior to its filing. The Company will respond to, and provide each of Purchaser and Stockholder and their respective counsel with a reasonable opportunity to participate in the Company's response to, any comments from the SEC and will notify Purchaser and Stockholder promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement and shall provide Purchaser and Stockholder with all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand relating to the Proxy Statement.

           (b) Information. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company, Stockholder or Purchaser, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC and/or mailing to the stockholders of the Company such amendment or supplement. Each of Stockholder, Purchaser and the Company shall cooperate and the Company shall provide Stockholder and Purchaser (and their respective counsel) with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC and will provide Stockholder and Purchaser with a copy of all such filings made with the SEC. The information provided and to be provided by Purchaser, Stockholder, Merger Sub and the Company, respectively, for use in the Offer Documents shall not contain, in the case of the Proxy Statement or any amendment or supplement thereto, at the date the Proxy Statement or any such amendment or supplement is first mailed to stockholders of the Company and at the time of the Company Stockholders' Meeting, and in the case of the Debt Offer Documents or any amendments or supplements thereto, at the time the Debt Offer Documents are first published, sent or given to holders of the 8.50% Senior Notes and at the expiration of the Debt Offer, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company, Stockholder, Merger Sub and Purchaser each agree to correct any information provided by it for use in the Offer Documents which shall have become false or misleading in any material respect.

           (c) Company SEC Documents. Each of the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, each as in effect on the date so filed. None of the Company SEC Documents (including any financial statements or schedules included or incorporated by reference therein) to be filed by the Company after the date of this Agreement, when filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

           (d) Company Financial Statements. Each of the audited and unaudited financial statements (including any related notes) included in the Company SEC Documents to be filed by the Company after the date of this Agreement, when filed, will comply in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, will have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and will fairly present the consolidated financial position of the Company and its Subsidiaries at the respective date thereof and the consolidated results of its and their operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).

           Section 6.04. Company Stockholders' Meeting.

           (a) Company's Obligations Relating to the Stockholder Approval Process. The Company shall, at such times as it shall reasonably determine, consistent with its obligations under Section 6.07, following the satisfaction or waiver of the condition set forth in Section 6.04(c) below:

                (i) take all action, in accordance with the U.S. federal securities laws, the DGCL, all other applicable Law and the Company Charter Documents, necessary to call, hold and convene a meeting of its stockholders to consider and vote on the adoption and approval of this Agreement and the approval of the Merger (the "Company Stockholders' Meeting");

                (ii) subject to Section 6.04(b), include in the Proxy Statement the recommendation of its Board of Directors in favor of the adoption and approval of this Agreement and the approval of the Merger (the "Company Recommendation"); and

                (iii) use its commercially reasonable efforts, in accordance with the U.S. federal securities laws, the DGCL and all other applicable Law, to solicit from its stockholders entitled to vote thereon proxies to be voted at the Company Stockholders' Meeting sufficient under applicable Law to constitute the Company Requisite Vote.

           (b) Non-Recommendation Determination. If the Company's Board of Directors (or any authorized committee thereof) shall have determined, in good faith and upon advice of legal counsel, that either (i) prior to the mailing of the Proxy Statement, it cannot or will not be able to make the Company Recommendation, or (ii) after having made the Company Recommendation, it is required to withdraw, revoke or modify such recommendation in any manner adverse to Purchaser, in each case, in order to comply with its fiduciary duties under applicable Law (a "Non-Recommendation Determination"), the Company shall (x) promptly provide written notice thereof to Purchaser and (y) be permitted to make a Non-Recommendation Determination; provided, however, that if a Non-Recommendation Determination is in respect of a Superior Proposal, the Company's Board of Directors (or any authorized committee thereof) may make a Non-Recommendation Determination only if the Company shall have complied in all respects with the applicable provisions of Section 6.06 with respect to such Superior Proposal. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is earlier terminated in accordance with its terms, the Company shall be required to submit this Agreement for approval by its stockholders at the Company Stockholders' Meeting and comply with its other obligations hereunder regardless of any Non-Recommendation Determination.

           (c) Conditions to the Company's Obligations Relating to the Stockholder Approval Process. The Company's obligation to take the actions set forth in this Section 6.04 is subject to the receipt of all required approvals and clearances of the Proxy Statement from the SEC and that no restraining order shall have been entered or threatened by the SEC with respect to the Proxy Statement.

           Section 6.05. Confidentiality; Access to Information.

           (a) Confidentiality. The parties acknowledge that the Company, Purchaser and Purchaser's affiliate have previously executed a Non-Disclosure Agreement dated February 13, 2004, as amended (the "Confidentiality Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms, and Purchaser will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement; provided, that notwithstanding anything to the contrary in the Confidentiality Agreement, Purchaser shall be permitted to talk to and share Evaluation Material with any potential Permitted Person that will take equity, general or limited partner or member, voting, profit sharing or other form of co-investment interest in the transaction so long as such person agrees to be bound by the terms of the Confidentiality Agreement.

           (b) Access to Information. To the extent permitted by applicable Law, from the date hereof and continuing until the earlier of the termination of this Agreement or the Stock Purchase Closing Date, the Company will and will cause its Subsidiaries to (i) give Purchaser, its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to the offices, properties, employee and personnel, books and records of the Company and its Subsidiaries, (ii) will furnish to Purchaser, its counsel, financial advisors, auditors, financing sources that executed and delivered the Commitment Letters, potential Permitted Persons (so long as each such Permitted Person agrees to be bound by the terms of the Confidentiality

Agreement) and other authorized representatives such financial and operating data and other information as such persons may reasonably request, (iii) will instruct the Company's employees, auditors, counsel and financial advisors to cooperate with Purchaser in its investigation of the business of the Company and its Subsidiaries and (iv) shall deliver to Purchaser a copy of the monthly "Health Status Reports" at the same time that such reports are delivered to the Company's customers in the ordinary course of business consistent with past practice. The foregoing information shall be held in confidence by Purchaser, its counsel, financial advisors, auditors and other authorized representatives in accordance with the provisions of the Confidentiality Agreement.

           Section 6.06. No Solicitation.

           (a) Each of the Company and Stockholder agrees that, during the term of this Agreement, it shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its or its Subsidiaries' officers, directors, employees, investment bankers, attorneys, accountants, agents or other advisors or representatives (collectively, "Representatives"), directly or indirectly, to:

                (i) solicit, initiate or otherwise take action to facilitate (including by way of furnishing information) or encourage the making by any Person (other than the other parties hereto) of any proposal, offer or inquiry (including any proposal from or offer to its shareholders) that constitutes, or could reasonably be expected to lead to, a proposal for any merger, reorganization, share exchange, tender offer, exchange offer, consolidation, recapitalization, liquidation, dissolution, joint venture or other business combination involving the Company or any of its Subsidiaries, or any purchase of 10% or more of the capital stock or a material portion of the assets of the Company or any of its Subsidiaries (in each case, a "Competing Transaction");

                (ii) participate in any discussions or negotiations regarding, or furnish or disclose to any Person any information with respect to or in furtherance of, or take any other action to facilitate any inquiries with respect, to any Competing Transaction; or

                (iii) execute or enter into any agreement, understanding or arrangement with respect to any Competing Transaction, or approve or recommend or propose to approve or recommend any Competing Transaction or any agreement, understanding or arrangement relating to any Competing Transaction (or resolve or authorize or propose to agree to do any of the foregoing actions);

provided, however, that:

                    (A) at any time prior to such time, if any, that the Company Requisite Vote shall have been received, the Company or Stockholder may take any action described in the foregoing clause (ii) in respect of any Person, but only if (1) such Person has delivered an unsolicited bona fide written proposal for a Competing Transaction that, in the good faith judgment of the Company's Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, is a Superior Proposal or is reasonably likely to be a Superior Proposal and (2) the Board of Directors of the Company (or any authorized committee thereof) determines in good faith based upon the advice of counsel that the failure to do so would likely be a violation of its fiduciary duties under applicable Law; provided, further, that (x) prior to the Company or Stockholder furnishing any confidential information to such Person, such Person shall have entered into a confidentiality agreement with the Company and Stockholder in substance substantially similar to and no more favorable to such Person than the Confidentiality Agreement and (y) the Company and Stockholder shall promptly notify (but in no event later than 48 hours) Purchaser of any such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and shall keep Purchaser reasonably informed as to the status thereof and of any modifications to such inquiries, proposals or offers. Each of the Company and Stockholder agrees that it and its respective Subsidiaries will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company or Stockholder from providing such information to Purchaser. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend or modify any provision of any standstill or confidentiality agreement relating to the sale of the Company to which it or any of its Subsidiaries is a party and that it and its Subsidiaries shall enforce the provisions of any such agreement by appropriate commercially reasonable action.

                    (B) the Company and Stockholder may enter into any agreement or arrangement (other than a confidentiality agreement, which may be entered into if the conditions of clause (A) above have been met) regarding any such Competing Transaction, or the Company's Board of Directors (or any authorized committee thereof) may approve or recommend to its stockholders (or resolve to do so), or publicly propose to approve or recommend to its stockholders, an unsolicited bona fide written proposal for a Competing Transaction or make a Non-Recommendation Determination in connection with a Superior Proposal, but only if (1) the Company and its Subsidiaries have complied with their obligations under this Section 6.06, (2) the Company has first given Purchaser at least three Business Days to respond to such Competing Transaction after the Company has notified Purchaser that, in the absence of any further action by Purchaser, (i) in the good faith judgment of the Company's Board of Directors (or any authorized committee thereof), after consultation with its financial advisors, the Company's Board of Directors (or any authorized committee thereof) has concluded such Competing Transaction is a Superior Proposal and (ii) the Company's Board of Directors (or any authorized committee thereof), has determined in good faith and upon the advice of counsel, that it is required to take such action in order to comply with its fiduciary duties under applicable Law, and in each case given due consideration to any amendments or modifications to this Agreement proposed by Purchaser during such three Business Days period; and (3) in the event the Company and Stockholder intend to enter into any such agreement or arrangement (other than a confidentiality agreement that may be entered into if the conditions of clause (A) above have been met) regarding any such Competing Transaction, the Company has previously terminated this Agreement in accordance with Section 8.01(c)(ii) hereof and simultaneously paid the Company Termination Fee pursuant to Section 8.03(b) hereof;

                    (C) nothing herein shall limit the Company's ability to comply in good faith, to the extent applicable, with Rules 14d-9 and 14e-2 of the Exchange Act with regard to a tender or exchange offer or to make any disclosure required by applicable Law that the Company's Board of Directors (or any authorized committee thereof) determines in good faith upon the advice of counsel is required by applicable Law; provided, however, that neither the Company nor the Company's Board of Directors (nor any committee thereof) shall
(i) recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer (or otherwise approve or recommend any Competing Transaction) or (ii) withdraw or modify the Company Recommendation, unless in each case the requirements of this Section 6.06 shall have been satisfied.

           (b) For the purposes of this Agreement, "Superior Proposal" means a bona fide, written proposal by a third party for a Competing Transaction not solicited in violation of this Section 6.06 that is on terms that the Company's Board of Directors (or any authorized committee thereof) determines in good faith, after consultation with its counsel and financial advisors, would, if consummated, result in a transaction that would be more favorable to the Company and its stockholders (taking into account such factors as the Company's Board of Directors (or any authorized committee thereof) in good faith deems relevant, including the identity of the offeror and all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated) than the transactions contemplated by this Agreement; provided that to be a Superior Proposal, the consummation of one or more steps in a Competing Transaction must result in a third party (or the shareholders of such third party) acquiring, directly or indirectly, more than 50% of the Company Common Stock (or the surviving or ultimate parent entity in such transaction) or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole.

           (c) The Company and Stockholder will, and will cause their Subsidiaries and their respective Representatives to, cease and cause to be terminated immediately all existing discussions or negotiations with any Persons conducted on or before the date hereof with respect to any Competing Transaction and shall request that all confidential information previously furnished to any such third parties be returned or destroyed promptly in accordance with confidentiality agreements with such third parties. Purchaser acknowledges that, prior to the date of this Agreement, the Company and Stockholder solicited or caused to be solicited by its financial advisors indications of interest and proposals for a Competing Transaction.

           Section 6.07. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Orders to consummate the transactions contemplated by this Agreement.

           Section 6.08. Regulatory Matters.

           (a) As soon as practicable, and in any event within twenty (20) Business Days after the date hereof, (i) each of Purchaser and Stockholder shall file any Notification and Report Forms and related material required to be filed by it with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and Purchaser, Stockholder and the Company shall make any similar required competition law filings under any other applicable Antitrust Laws with respect to the transactions contemplated by this Agreement and shall promptly make any further filings pursuant thereto that may be necessary, proper or advisable, and (ii) the Company shall make an application with the Department of State relating to the registration of the Company or any of its Subsidiaries as an exporter under ITAR (which application shall request that any related ITAR licenses relating to the Company or any of its Subsidiaries as an exporter under ITAR be transferred to the Company or any of its Subsidiaries upon the Stock Purchase Closing Date).

           (b) As soon as practicable, and in any event within twenty (20) Business Days after the date hereof, each of Stockholder, Purchaser and the Company shall make, and shall cause its Subsidiaries to make, all necessary filings with or applications to any Governmental Authority that has issued a Company Permit with respect to the transactions contemplated by this Agreement, including any necessary applications to the FCC for its consent to the transactions contemplated hereby with respect to a Company Permit issued by the FCC (the "FCC Consent Application").

           (c) Purchaser, Stockholder and the Company shall: (i) use their reasonable best efforts to obtain prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period with respect to the transactions contemplated by this Agreement); (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority under any applicable Antitrust Law; (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection therewith; (iv) permit the other parties to review any material communication given by it to, and consult with the other parties in advance of any meeting or conference with, any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences; and (v) use their reasonable best efforts to cause the condition set forth in Sections 2.03(c)(ii) to be satisfied.

           (d) Each of the Company, Stockholder and Purchaser shall, and shall cause its Subsidiaries to, (i) use reasonable best efforts to diligently prosecute all applications with the FCC, including the FCC Consent Application, and all similar foreign Governmental Authorities for consent to the transactions contemplated herein and to provide all appropriate filings and notifications to foreign Governmental Authorities, (ii) furnish to the other parties such information and assistance as such parties reasonably may request in connection with the preparation or prosecution of any such applications, (iii) keep the other parties promptly apprised of any communications with, and inquiries or requests for information from, such Governmental Authorities with respect to the transactions contemplated hereby, and (iv) use its reasonable best efforts to cause the condition set forth in Section 2.03(c)(iii) of this Agreement to be satisfied.

           (e) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.08(a), (b), (c) and (d), each party agrees to use its reasonable best efforts to address such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the Communications Act of 1934, as amended, the Telecommunications Act of 1996, any rule, regulation or policy of the FCC, and/or any statute, rule, regulation or policy of any other Governmental Authority with respect to the operation of channels of radio communication and/or the provision of communications services (including the provision of direct-to-home video programming) (collectively, "Communications Regulation") or any applicable Antitrust Law. In connection with the foregoing, each party agrees to cooperate and use its reasonable best efforts to assist in any defense by any other party hereto of the transactions contemplated by this Agreement before any Governmental Authority reviewing the transactions contemplated by this Agreement, including by promptly providing such information as may be reasonably requested by such Governmental Authority or such assistance as may be reasonably requested by the other party hereto in such defense.

           (f) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Antitrust Law, Communications Regulation or any law relating to ITAR, or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any applicable Antitrust Law or Communications Regulation, the parties shall use their reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such law so as to permit consummation of the transactions contemplated by this Agreement. In furtherance of the parties' obligations under this Section 6.08, Purchaser and the Company shall be required to (and, to the extent required by any Governmental Authority, shall cause, in the case of Purchaser, its current and future Controlled Affiliates to and, in the case of the Company, its current and future affiliates
to), propose, negotiate, commit to and enter into one or more settlements, undertakings, conditions, consent decrees, stipulations and other agreements with or to one or more Governmental Authorities (each, a "Settlement") in connection with the transactions contemplated by this Agreement (including obtaining the requisite consent of such Governmental Authorities), including one or more Settlements that require the Company or Purchaser to restructure the operations of, and sell or otherwise divest or dispose of its assets and/or the assets of, in the case of Purchaser, its current and future Controlled Affiliates and, in the case of the Company, its current and future affiliates (other than any requirement to divest or dispose of capital stock of the Company owned by Stockholder); provided, however, that (A) the Company shall not take any of the foregoing actions without the consent of Purchaser, which shall not be unreasonably withheld, (B) the Purchaser shall not take any of the foregoing actions without the consent of the Company and Stockholder if such actions would bind the Company to do something irrespective of whether the Stock Purchase Closing occurs, and neither the Purchaser nor any of its affiliates shall be required to take (or direct the taking of) any of the foregoing actions or any other action contemplated by this Section 6.08 that would reasonably be expected to have a material adverse effect on the business or operations of Purchaser and the Company and its Subsidiaries taken as a whole, or any material affiliate of Purchaser, in each case with such Person's Subsidiaries taken as a whole, and
(C) neither the Company nor any of its affiliates shall be required to take (or direct the taking of) any of the foregoing actions or any other action contemplated by this Section 6.08 that would reasonably be expected to have a material adverse effect on the business or operations of the Company and its Subsidiaries taken as a whole.

           (g) Notwithstanding anything to the contrary herein, nothing in this
Section 6.08 shall (i) limit either the Company's or Purchaser's right to terminate this Agreement pursuant to Sections 8.01(b)(i) or 8.01(b)(ii) hereof so long as such party has complied in all material respects with its obligations under this Section 6.08, or (ii) require any party to amend this Agreement or to waive or forbear from exercising any of its rights or remedies hereunder or under this Agreement.

           Section 6.09. Cooperation. Without limiting the generality of Section 6.08, Purchaser, Stockholder and the Company shall together, or pursuant to an allocation of responsibility to be agreed between them, coordinate and cooperate
(i) in connection with the preparation of the Offer Documents, and (ii) in seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby or making any such filings, furnishing information required in connection therewith or with the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

           Section 6.10. Public Announcements. So long as this Agreement is in effect, Purchaser, Stockholder and the Company will consult with each other before issuing any press release or making any SEC filing or other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable Law (in which case the issuing party shall use its reasonable best efforts to consult with the other party before issuing any such press release or making any such SEC filing or public statement), will not issue any such press release or make any such SEC filing or other public statement prior to such consultation and providing the other party with a reasonable opportunity to comment thereon.

           Section 6.11. Director and Officer Liability.

           (a) From and after the Stock Purchase Closing Date, the Bylaws and Certificate of Incorporation of the Company shall contain provisions no less favorable with respect to indemnification of present and former directors and officers of the Company than those set forth in the Company's Bylaws and Restated Certificate of Incorporation on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Stock Purchase Closing Date in any manner that would adversely affect the rights thereunder of the individuals who at the Stock Purchase Closing are present or former directors or officers of the Company, unless such modification is required after the Stock Purchase Closing by applicable Law. Stockholder shall obtain as of the Effective Time "tail" insurance policies with a claims period of at least six years from the Stock Purchase Closing with respect to the directors' and officers' liability insurance in amount and scope at least as favorable as the coverage applicable to the Company's director's and officers for the period from December 23, 2003 through the Stock Purchase Closing Date. For the period prior to December 23, 2003, coverage is provided pursuant to the terms of the Separation Agreement by and between Stockholder and General Motors Corporation.

           (b) Purchaser agrees that for six years after the Stock Purchase Closing Date, it shall cause the Company and its Subsidiaries to, indemnify each Person who is now, or has been at any time prior to the date hereof, a director or officer of the Company or of any of its Subsidiaries, and each of their successors and assigns (individually an "Indemnified Party" and collectively the "Indemnified Parties"), with respect to any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense (including reasonable fees and expenses of legal counsel), against any Indemnified Party in his or her capacity as a officer or director of the Company or its Subsidiaries, whenever asserted or claimed, based in whole or in part on, or arising in whole or in part out of, any facts or circumstances occurring at or prior to the Stock Purchase Closing Date whether commenced, asserted or claimed before or after the Stock Purchase Closing Date, including liability arising under the Securities Act, the Exchange Act or any other Law and including any liability arising out of or pertaining to the transactions contemplated by this Agreement, in each case to the same extent as provided in the Company's Bylaws or Restated Certificate of Incorporation or any other applicable contract or agreement in effect on the date of this Agreement. In the event of any claim, liability, loss, damage, judgment, fine, penalty, amount paid in settlement or compromise, cost or expense described in the preceding sentence, Purchaser shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties promptly after statements are received in advance of settlement, judgment or other resolution thereof to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, provided the applicable Indemnified Parties provide an undertaking to repay all advanced expenses if it is finally judicially determined that such Indemnified Parties are not entitled to indemnification.

           Section 6.12. Employee Benefits. For a period of not less than twelve
(12) months following the Stock Purchase Closing Date, Purchaser shall, or shall cause the Company and its other Subsidiaries to, maintain (i) employee benefit


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
plans, programs and arrangements, salaries and bonus programs (excluding equity-based plans and retention bonus programs) for each individual who was an employee (and who, after the Stock Purchase Closing Date, continues to be an employee) or retiree of the Company or any Subsidiary of the Company immediately prior to the Stock Purchase Closing Date, which are, in the aggregate, no less favorable than those provided pursuant to Company Plans (excluding equity-based plans and retention bonus programs) as of immediately before the Stock Purchase Closing Date, (ii) employee benefit plans, programs and arrangements, salaries and bonus programs that are triggered upon the termination of employment for each individual who was an employee or retiree of the Company or any Subsidiary of the Company immediately prior to the Stock Purchase Closing Date (regardless of whether such individual continues to be an employee after the Stock Purchase Closing Date), which are, in the aggregate, no less favorable than those provided pursuant to Company Plans as of immediately before the Stock Purchase Closing Date and (iii) contribution levels and loan provisions under the defined contribution plans of the Company and its Subsidiaries, in each case, at levels which are no less favorable than those provided as of immediately prior to the Stock Purchase Closing Date. Each Person who is an employee or former employee of the Company or its Subsidiaries immediately prior to the Stock Purchase Closing Date (a "Covered Company Employee") shall be given credit for all service with the Company or any of its Subsidiaries (and service credited by the Company or any of its Subsidiaries) prior to the Stock Purchase Closing Date (to the extent recognized as service under corresponding Company Plans in effect immediately before the Stock Purchase Closing Date) for crediting service for purposes of eligibility to participate, vesting and determination of level of benefits, under (i) all employee benefit plans, programs and arrangements maintained by or contributed to by Purchaser and its Subsidiaries (including, after the Stock Purchase Closing Date, the Company) in which such Covered Company Employees become participants, and (ii) severance plans for purposes of calculating the amount of each Covered Company Employee's severance benefits. After the Stock Purchase Closing Date, Purchaser and the Company shall (i) waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Covered Company Employees under any welfare benefit plans that such Covered Company Employees may be eligible to participate in after the Stock Purchase Closing Date, to the extent such waivers are consistent with the welfare benefit plans in which the Covered Company Employees participated immediately prior to the Stock Purchase Closing Date, and (ii) provide each Covered Company Employee with credit for any co-payments and deductibles paid during the portion of the relevant plan year prior to the Stock Purchase Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Covered Company Employees are eligible to participate in after the Stock Purchase Closing Date. Without limiting the generality of the foregoing, after the Stock Purchase Closing Date, Purchaser shall cause the Company to honor those employment, termination and severance agreements, and all similar memoranda, in each case, to which the Company or any of its Subsidiaries is a party, set forth in Section
6.12 of the Company Disclosure Schedule.


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
           Section 6.13. Cooperation with Financing. Prior to the Closing, the Company shall provide, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, employees, representatives and advisors, including legal and accounting, of the Company and its Subsidiaries to, provide all cooperation reasonably requested by Purchaser in connection with the financing of the transactions contemplated by this Agreement, including, without limitation, using commercially reasonable efforts to cause (i) appropriate officers and employees to be available on a customary basis to meet with prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, to assist with the preparation of disclosure documents in connection therewith, to execute and deliver any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Purchaser, and (ii) its independent accountants and counsel to provide assistance to Purchaser, including providing consent to Purchaser to prepare and use their audit reports relating to the Company and its Subsidiaries and, at the cost of Purchaser, to provide any necessary "comfort letters".

           Section 6.14. Employee Solicitation. For a period of five (5) years from and after the Stock Purchase Closing Date, Stockholder shall not, and shall cause its Subsidiaries not to (i) cause, solicit, induce or encourage any executive officers of the Company or its Subsidiaries who are executive officers as of the Stock Purchase Closing Date, or become executive officers of the Company to leave such employment or (ii) hire any such persons after the Stock Purchase Closing Date.

           Section 6.15. Merger Sub. Stockholder will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. Merger Sub shall not engage in any business which is not in connection with the Merger or other transactions contemplated hereby.

           Section 6.16. Insurance. To the extent that (i) any insurance policies controlled by Stockholder (the "Stockholder Insurance Policies"), cover any loss, liability, claim, damage or expense relating to the Company or any of its Subsidiaries (the "Subject Liabilities") and relating to or arising out of occurrences prior to the Stock Purchase Closing Date, and (ii) claims were made prior to the Stock Purchase Closing Date or the Stockholder Insurance Policies permit claims to be made thereunder with respect to the Subject Liabilities relating to or arising out of occurrences prior to the Stock Purchase Closing Date (in either case, "Subject Claims"), Stockholder shall cooperate with the Purchaser in submitting Subject Claims on behalf of the Company or any of its Subsidiaries under the Stockholder Insurance Policies and Purchaser or the Company shall reimburse the Stockholder for all out-of-pocket costs and expenses (including out-of-pocket legal and administrative costs and attorneys' fees under Stockholder Insurance Policies) actually incurred by the Stockholder as a result of Subject Claims made under the Stockholder Insurance Policies. Stockholder shall cooperate with the Company and the Purchaser to assist in the prosecution of the Subject Claims and facilitate direct communication with the


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
insurance carriers and to have proceeds to which the Company is entitled for the Subject Claims to be paid directly to the Company. To the extent Stockholder receives any insurance proceeds for any Subject Claims made under the Stockholder Insurance Policies, Stockholder will promptly pay such insurance proceeds to the Company, net of any unreimbursed costs and expenses described above.

           Section 6.17 Debt Financing Confirmation. Purchaser hereby acknowledges that it shall use its commercially reasonable efforts to obtain from its financing sources under the Debt Commitment Letter a letter, dated the Merger Closing Date, to the effect that such financing sources are unaware of any reason they would be unable to deliver to the Company the funds provided for in the Debt Commitment Letter on the Stock Purchase Closing Date.

           Section 6.18 Satellite Failure.

           (a) The Stockholder, Company and Purchaser acknowledge that as of April 19, 2004, the Company revenue projections for the SBS 6 and PAS-5 satellites (the "Revenue Projections") are as set forth in Section 6.18 of the Company Disclosure Schedule.

           (b) It is further acknowledged that there are certain technical issues with each of these satellites that could reduce or eliminate the ability to use either or both of these satellites to generate the anticipated revenue.

           (c) The Company shall deliver to Purchaser and Stockholder an officers certificate signed by its Chief Operating Officer and its Chief Financial Officer one Business Day prior to the expected Stock Purchase Closing Date, which shall certify as to whether there has been a Total Loss of SBS 6 or PAS-5 prior to the Stock Purchase Closing Date (such a Total Loss being a "Pre-Close Failure"). If such officers certificate certifies that a Pre-Close Failure has not occurred, there shall be no payment made under this Section
6.18. If such certificate identifies a Pre-Close Failure, it shall also set forth the amount of shortfall in Revenue Projections that directly resulted from such Pre-Close Failure as reflected in Section 6.18 of the Company Disclosure Schedule (such aggregate revenue shortfall, the "Failure Revenue Shortfall"). The parties further agree as follows:

                (i) If the aggregate amount of the Failure Revenue Shortfall from SBS 6 and PAS-5 is projected to exceed $5 million as set forth in the officers certificate described in paragraph (c), then Stockholder shall pay the entire amount of that Failure Revenue Shortfall (including the first $5 million) to the Company simultaneously with the Stock Purchase Closing (such amount, the "Satellite Failure Amount"). If the aggregate amount of the Failure Revenue Shortfall is less than or equal to $5 million, then no payment shall be made under this Section 6.18; and

                (ii) If a Satellite Failure Amount is paid under this Section
6.18 and subsequent to the Stock Purchase Closing the Company receives any additional revenue with respect to the satellite or satellites that suffered a Pre-Close Failure, the Company shall promptly deliver to the Stockholder the


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
amount of any such revenue. In this connection, the Company shall use commercially reasonable efforts in good faith to restore service on the failed satellite or satellites and, if so restored, to lease the transponders on such satellites for the benefit of Stockholder, consistent with customary practice applicable to the Company's obligations to insurers in respect of insurance payments for a Total Loss.

           Section 6.19 Actual Net Debt

           (a) One Business Day prior to the expected Stock Purchase Closing Date, the Company shall deliver to Purchaser and Stockholder a certificate of its Chief Financial Officer certifying the net debt of the Company at the close of business on the last Business Day immediately preceding the Stock Purchase Closing Date; provided, however, for the purposes of such certification, net debt shall exclude all accrued interest for the period from the Merger Closing Date through the Stock Purchase Closing Date (the "Actual Net Debt"). The Actual Net Debt shall be determined in accordance with GAAP and, subject to the proviso to the previous sentence, in a manner consistent with the Company's determination of net debt on the Company Financials and Section 6.19 of the Company Disclosure Schedule.

           (b) The parties, using the Actual Net Debt amount, shall determine whether any payment is required to be made to the Company under this Section
6.19 on the Stock Purchase Closing Date as follows: the parties shall calculate the sum of (i) the net debt projection for the immediately preceding calendar month, as listed on Section 6.19 of the Company Disclosure Schedule, multiplied by a fraction, the numerator of which is the number of days remaining in the month in which the Stock Purchase Closing Date occurs, including the Stock Purchase Closing Date, and the denominator of which is the total number of days in such month and (ii) the net debt projection for the month in which the Stock Purchase Closing Date occurs, as listed on Section 6.19 of the Company Disclosure Schedule, multiplied by a fraction, the numerator of which is the number of days elapsed in such month through the day immediately preceding the Stock Purchase Closing Date and the denominator of which is the total number of days in the current month. The sum of (i) the amount calculated above and (ii) Thirty-Five Million Dollars ($35,000,000) shall be referred to herein as the "Target Net Debt Amount." To the extent the Actual Debt Amount exceeds the Target Net Debt Amount (any such excess, the "Debt Adjustment Amount"), Stockholder shall, simultaneously with the Stock Purchase Closing, pay the Debt Adjustment Amount to the Company.

                                   ARTICLE VII

                      CONDITIONS TO STOCK PURCHASE CLOSING

           Section 7.01. Conditions to the Obligations of Stockholder and Purchaser. The respective obligations of Purchaser and Stockholder to consummate the sale and purchase of the Shares contemplated by this Agreement are subject


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
to the satisfaction (or if permitted by applicable Law waiver by each party for whose benefit the applicable condition exists) of each of the following conditions:

           (a) No Order. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by a court of competent jurisdiction located in the United States or in another jurisdiction outside the United States in which the Company and its Subsidiaries, taken as a whole, engage in substantial business activities that prevents the consummation of the sale and purchase of the Shares as contemplated by this Agreement shall have been issued after the Effective Date and remain in effect, and no Law enacted after the Effective Time shall prohibit or make illegal the consummation of the sale and purchase of the Shares as contemplated by this Agreement;

           (b) Tax Separation Agreement. The Tax Separation Agreement and the Transition Services Agreement shall have been entered into and shall be in full force and effect;

           (c) Merger. The Merger shall have occurred; and

           (d) Debt Offer. At or prior to the Stock Purchase Closing Date, the requisite consents shall have been received under the Debt Offer in order to permit, among other things, the payment of the Repurchase Amount, and to permit the Company and the trustee to execute and deliver the supplemental indenture described in Section 2.02 to the indenture governing the 8.50% Senior Notes.

           Section 7.02. Conditions to the Obligations of Purchaser. The obligation of Purchaser to purchase the Shares is subject to the fulfillment, on or prior to the Stock Purchase Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

           (a) Representations and Warranties. The representations and warranties of the Stockholder set forth in Article V herein shall be true and correct as of the Effective Time and at and as of the Stock Purchase Closing Date as though made on and as of the Stock Purchase Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on Stockholder's ability to consummate the transactions contemplated by this Agreement;

           (b) Performance of Obligations of the Company and Stockholder. Each of the Company and Stockholder shall have performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Stock Purchase Closing Date;

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
           (c) Officer's Certificates. Each of the Company and Stockholder shall have furnished Purchaser with a certificate dated the Stock Purchase Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 7.02(a) and (b) have been satisfied;

           (d) Stock Certificates. Stockholder shall have delivered, or caused to be delivered, to Purchaser stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers;

           (e) Director Resignations. Purchaser shall have received the written resignations of each of the directors of the Company or Stockholder shall have executed a written consent to remove such directors;

           (f) No Company Material Adverse Effect. There shall not have occurred after the Effective Time an event, change, circumstance or effect that has had or is reasonably likely to have a Company Material Adverse Effect;

           (g) Debt Financing. The Company shall have received the funds in the amount contemplated by the Debt Commitment Letter to be delivered as of the Stock Purchase Closing Date on the terms and conditions set forth therein;

           (h) Debt Adjustment Amount. Stockholder shall have paid to the Company the Debt Adjustment Amount, if any; and

           (i) Satellite Failure Amounts. Stockholder shall have paid to the Company the Satellite Failure Amount, if any.

           Section 7.03. Conditions to the Obligations of Stockholder. The obligations of Stockholder to sell the Shares to Purchaser is subject to the fulfillment, on or prior to the Stock Purchase Closing Date, of each of the following conditions (any or all of which may be waived by Stockholder in whole or in part to the extent permitted by applicable Law):

           (a) Representations and Warranties. The representations and warranties of Purchaser set forth in Article IV herein shall be true and correct as of the date of the Effective Date and at and as of the Stock Purchase Closing Date as though made on and as of the Stock Purchase Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), except to the extent that all of the breaches of such representations and warranties collectively (without giving effect to any materiality or similar qualification) have not had and would not reasonably be expected to result in a material adverse impact on the Purchaser's ability to consummate the transactions contemplated by this Agreement; provided, however, that any and all actions required to be taken pursuant to Section 6.08 and the effects thereof on the representations and warranties of Purchaser set forth in Article IV shall be ignored for purposes of this Section 7.03(a);

           (b) Performance of Obligations of the Purchaser. Purchaser shall have performed in all material respects all of its obligations hereunder to be performed by it on or prior to the Stock Purchase Closing Date;

           (c) Officer's Certificate. Purchaser shall have furnished the Company with a certificate dated the Stock Purchase Closing Date signed on its behalf by its Chief Executive Officer or the Chief Financial Officer to the effect that the conditions set forth in Sections 7.03(a) and (b) have been satisfied; and

           (d) Repurchase. Stockholder shall have received the Repurchase Amount in accordance with Section 2.04; and

           (e) Payment of Purchase Price. Purchaser shall have delivered, or caused to be delivered, to Stockholder evidence of the wire transfers referred to in Section 1.03 hereof.

                                  ARTICLE VIII

                                   TERMINATION

           Section 8.01. Termination. This Agreement may be terminated at any time prior to the Stock Purchase Closing (except in the case of (c)(ii), notwithstanding any approval of this Agreement by the stockholders of the Company):

           (a) by mutual written consent duly authorized by the respective Boards of Directors of the Company, Purchaser and Stockholder;

           (b) by either the Company, Purchaser or Stockholder if:

                (i) the transactions have not been consummated by December 15, 2004 (the "Outside Date"); provided, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Stock Purchase Closing to occur on or before such date;

                (ii) (A) the FCC shall have denied or dismissed any FCC Consent Application, or shall have designated any FCC Consent Application for hearing, excepting any denials or designations with respect to any Company Permit issued by the FCC that are immaterial to the assets or business of the Company and its Subsidiaries taken as a whole; or (B) five (5) Business Days shall have elapsed following such time as any permanent injunction or other similar order of a court of competent jurisdiction or other competent Governmental Authority (other than the FCC), in each case located in the United States, preventing the consummation of the transactions contemplated by this Agreement shall have been entered (so long as such permanent injunction or similar order is still in effect at the expiration of such five (5) Business Day period), regardless of whether such order is appealable or has been appealed and, prior to such


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
termination, the parties shall have used reasonable best efforts to resist, resolve or lift, as applicable, such injunction or other similar order; or

                (iii) provided that there shall have occurred a duly held meeting of the Company's stockholders (including any adjournment or postponement thereof) at which a vote was taken of the Company's stockholders in accordance with the DGCL, the Company Requisite Vote shall not have been obtained at the Company Stockholders' Meeting; or

           (c) in the case of clause (i) below, by Stockholder, and, in the case of clauses (i) and (ii) below, by the Company if:

                (i) a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 2.03(d)(ii) or Section 2.03(d)(iii) hereof and which is not cured within 30 days following written notice to the party committing such breach; or

                (ii) prior to the Company Stockholders' Meeting, the Company's Board of Directors (or any authorized committee thereof) has resolved to approve and recommend a Superior Proposal that caused it to effect a Non-Recommendation Determination after having complied with the provisions of Section 6.04; or

           (d) by Purchaser if:

                (i) (A) a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 2.03(f)(i) or Section 2.03(f)(ii) hereof and which is not cured within 30 days following written notice to the party committing such breach, or (B) a breach by Stockholder or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement shall have occurred, which breach, in the aggregate with all other such breaches, if any, would give rise to a failure of the conditions set forth in Section 2.03(f)(iv) or Section 2.03(f)(v) hereof and which is not cured within 30 days following written notice to the party committing such breach; or

                (ii) upon (A) a Non-Recommendation Determination or (B) the Company's Board of Directors (or any authorized committee thereof) shall approve or recommend (or resolved to do so) a Superior Proposal.

           Section 8.02. Notice of Termination; Effect of Termination.

           (a) Notice of Termination. The party desiring to terminate this Agreement pursuant to Section 8.01 shall give written notice of such termination to the other parties in accordance with Section 9.02, specifying the provision hereof pursuant to which such termination is effected.


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
           (b) Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Section 6.04, this Section 8.02, Section 8.03, Article IX and in the Confidentiality Agreement shall survive the termination hereof and (ii) no such termination shall relieve any party of any liability or damages resulting from any breach by that party of this Agreement.

           Section 8.03. Expenses; Termination Fees.

           (a) Expenses. Except as otherwise specified in this Section 8.03 or agreed in writing by the parties, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, cost or expense whether or not the transactions contemplated hereby are consummated, except that
(i) Purchaser shall bear and pay the filing fees for the premerger notification and report forms under the HSR Act and any similar Antitrust Laws and (ii) any filing or other fees with respect to the FCC Consent Application shall be equally borne by Purchaser and the Company.

           (b) Termination Fee. If this Agreement is terminated:

                (i) by Purchaser, Stockholder or the Company pursuant to Section 8.01(b)(i), and at or prior to such time (A) a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors of the Company and not abandoned, and (B) within twelve (12) months of any such termination, the Company or any of its affiliates either enters into a definitive agreement regarding a Competing Transaction, or consummates a transaction that would constitute a Competing Transaction, with the Person, or one of its affiliates, who made such Competing Transaction proposal, then the Company shall pay to Purchaser, in cash by wire transfer in immediately available funds to an account designated by Purchaser, on the same day as the execution of a definitive agreement with respect to the referenced Competing Transaction, a termination fee and expense reimbursement in an aggregate amount equal to $100,000,000 (One Hundred Million Dollars) (the "Company Termination Fee");

                (ii) by Purchaser, Stockholder or the Company pursuant to
Section 8.01(b)(iii), and (A) at or prior to the time this Agreement is terminable by either party pursuant to Section 8.01(b)(iii), a Competing Transaction involving the Company shall have been commenced, publicly disclosed or communicated to the Board of Directors (or any authorized committee thereof) of the Company and not abandoned, (B) within twelve (12) months of any such termination, the Company, or one of its affiliates, enters into a definitive agreement (other than a confidentiality agreement) regarding a Competing Transaction, or consummates a transaction that would constitute a Competing Transaction, with the Person (which need not be the same Competing Transaction as the Competing Transaction described in clause (A)) then the Company shall pay to Purchaser the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Purchaser, on the same day as the execution of a definitive agreement or consummation as applicable with respect to the referenced Competing Transaction;

                (iii) by the Company or Stockholder pursuant to Section 8.01(c)(ii), then the Company shall pay to Purchaser the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Purchaser, concurrently with and as a condition to such termination; or

                (iv) by Purchaser, pursuant to Section 8.01(d)(ii)(A) (if such Non-Recommendation Determination is made in connection with a Superior Proposal), or 8.01(d)(ii)(B) then the Company shall pay to Purchaser the Company Termination Fee, in cash by wire transfer in immediately available funds to an account designated by Purchaser, no later than one (1) Business Day following such termination.

           (c) Remedies. Purchaser and the Company agree that the provisions contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from the termination of this Agreement as set forth in Section 8.03(b) of this Agreement are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.03(b) hereof are reasonable forecasts of the actual damages which may be incurred by the parties under such circumstances. The amounts payable pursuant to Section 8.03(b) hereof constitute liquidated damages and not a penalty and shall be the sole monetary remedy in the event a Company Termination Fee is paid in connection with a termination of this Agreement on the bases specified in Section 8.03 hereof. The parties acknowledge that in no event shall the Company be responsible for paying the Company Termination Fee more than once.

                                   ARTICLE IX

                                  MISCELLANEOUS

           Section 9.01. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 9.01:

           (a) "Actual Satellite Operational Capability" means, as measured from any date, the reasonable forecast of the total number of remaining 30-day periods until the end of expected life for each transponder on such satellite taking into account all known and reasonably likely Transponder Unit Failures.

           (b) "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.


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
           (c) "Business Day" means any day that is not a Saturday, a Sunday or a day on which the commercial banks are required or permitted by law to be closed in the City of New York in the State of New York.

           (d) "Code" means the Internal Revenue Code of 1986, as amended.

           (e) "Company Common Stock" means each share of common stock, par value $0.01 per share, of the Company.

           (f) "Company Intellectual Property" means (i) all domestic, foreign, registered and pending applications for patents, trademarks, service marks, copyrights, trade names, domain names and all material licenses running to or from the Company or any of its Significant Subsidiaries relating to the Company's or any of its Significant Subsidiaries' businesses or owned by the Company or any of its Significant Subsidiaries, (ii) all material common law trademarks, service marks, copyrights and copyrightable works (including databases, software and Internet site content), trade names, brand names and logos; and (iii) all trade secrets, inventions, formulae, data, improvements know-how, confidential information, material computer programs (including any source code and object code) documentation, engineering and technical drawings, processes, methodologies, trade dress, and all other proprietary technology utilized in or incidental to the businesses of the Company and its Significant Subsidiaries and all common law rights relating to the foregoing.

           (g) "Company Material Adverse Effect" means, when used with reference to one or more events, changes, circumstances or effects, a material adverse effect on the business, operations, assets, liabilities or financial condition of the Company and its Subsidiaries taken as a whole, other than events, changes, circumstances or effects that arise out of or result from (i) economic, political or regulatory factors generally affecting the economy, financial markets, industries or countries in which the Company or any of its Subsidiaries operates (whether such change results from any outbreak of hostility, terrorist activity, war or otherwise) (except to the extent such event, circumstance, change or effect has had a disproportionate effect on the Company and its Subsidiaries as compared to other persons in the industry in which the Company and its Subsidiaries operates and which have a comparable mix of lines of businesses), (ii) the occurrence of any of the events described in Section 9.01(g)(1) of the Company Disclosure Schedule and (iii) Excluded Satellite Failures; provided that a Total Loss or a launch failure of a Core Satellite shall automatically be deemed a Company Material Adverse Effect.

           (h) "Company Material Contract" means:

                (i) any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, but excluding Company Plans) with respect to the Company and its Subsidiaries;


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
                (ii) indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $1,000,000;

                (iii) any non-competition agreement or any other agreement or obligation which limits or purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of its Subsidiaries may be conducted;

                (iv) any partnership or joint venture agreement to which the Company or any of its Subsidiaries is a party and which is material to the Company and its Subsidiaries, taken as a whole;

                (v) any Contract which is reasonably likely to prohibit or materially delay the consummation of the transactions contemplated by this Agreement;

                (vi) any material Contract with any present director or executive officer of the Company or of any of its Subsidiaries or any stockholder who owns or controls 10% or more of the Company's voting stock;

                (vii) any Contract to acquire or launch any satellite (a "Construction/Launch Contract");

                (viii) any Contract for the provision of transponder capacity (a "Customer Contract") with any customer for which all such Contracts have a contracted cash backlog of $25,000,000 or more (each such customer, a "Company Material Customer"); and

                (ix) any launch and in-orbit satellite insurance policies with respect to any Company Satellite.

           (i) "Contract" means any agreement, contract, subcontract, lease, binding understanding, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect.

           (j) "Controlled Affiliate" means any Person that is an affiliate of and controlled by Kohlberg Kravis Roberts & Co. L.P.

           (k) "Core Satellite" means each Company Satellite listed in Section 9.01(g)(2) of the Company Disclosure Schedule.

           (l) "Credit Agreement" means the Credit Agreement, dated as of February 25, 2002, as amended, between the Company, Credit Suisse First Boston, Bankers Trust Company, Allied Irish Banks plc, the Governor and Company of the Bank of Scotland, Fuji Bank, Ltd., General Electric Capital Corporation, Industrial Bank of Japan, Societe Generale, The Bank of New York, Metropolitan Life Insurance Company and Credit Industrial et Commercial, as Lenders, Credit

Suisse First Boston, as administrative Agent, Credit Suisse First Boston, as Sole Bookrunner and Sole Lead Arranger, Credit Suisse First Boston and Deutsche Banc Alex Brown, Inc., as Joint Arrangers, Deutsche Banc Alex Brown, Inc., as Syndication Agent, and Societe Generale, as Documentation Agent.

           (m) "Debt Offer Documents" means all necessary and appropriate documentation in connection with the Debt Offer, including an offer to purchase, related letter of transmittal, related consent solicitation documents and all exhibits, amendments or supplements thereto for the Debt Offer.

           (n) "Environmental Laws" means any and all federal, state, local and foreign Law (including common law), Order or any agreement with any Governmental Authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

           (o) "Environmental Liabilities" means any and all liabilities of or relating to the Company or any of its Significant Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, which (i) arise under or relate to matters covered by Environmental Laws and (ii) arise from actions occurring or conditions existing on or prior to the Stock Purchase Closing.

           (p) "Excluded Satellite Failures" means the total communications failure or other total loss of use with respect to any Company Satellite set forth in Section 9.01(p) of the Company Disclosure Schedule.

           (q) "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance having any constituent elements displaying any of the foregoing characteristics, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance, waste or material regulated under any Environmental Laws.

           (r) "Indebtedness" means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another person provided that incentive obligations owing under Company Material Contracts described in clause (vii) of the definition thereof shall not be deemed to be Indebtedness.

           (s) "ITAR" means the International Traffic in Arms Regulations.

           (t) "know" or "knowledge" means, with respect to any party, the actual knowledge of such party's executive officers after due inquiry.

           (u) "Offer Documents" means the Proxy Statement and the Debt Offer Documents.

           (v) "Operating Transponders" means a transponder that has not experienced a Transponder Unit Failure.

           (w) "Permitted Person" means any Person that (x) is not in the business of directly or indirectly owning or operating satellites, (y) is not a non-U.S. Person and (z) would not own, directly or indirectly, individually or in the aggregate with all other Permitted Persons, a majority of the capital stock of the Company after the Stock Purchase Closing.

           (x) "Person" means an individual, corporation, limited liability company, partnership, association, trust, joint venture, association, unincorporated organization, other entity or group (as defined in the Exchange
Act).

           (y) "Proxy Statement" means the proxy or information statement (including, without limitation a Schedule 13E-3 filing, if required to be filed under the Exchange Act) and all amendments or supplements thereto, if any, similarly filed and mailed with respect to the Company Stockholders' Meeting.

           (z) "Significant Subsidiary" means a Subsidiary of a Person that would constitute a "significant subsidiary" within the meaning of Rule 1-02(w) of Regulation S-X of the Exchange Act, if such Rule were applicable to such Person.

           (aa) "Stated Satellite Operational Capability" means, for each satellite, as measured from any date, the product of (i) the number of Operating Transponders on such satellite, and (ii) the number of remaining 30-day periods from such date until the end of the expected life of such satellite as at such date.

           (bb) "Subsidiary" means, when used with reference to any entity, any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general or managing partner or (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries.

           (cc) "Tax Return" means any report, return, document, declaration or other filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes.

           (dd) "Tax Separation Agreement" means that certain Tax Separation Agreement by and between Stockholder and the Company dated as of the date hereof.

           (ee) "Taxes" means any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by any Taxing Authority and any interest or penalties or additional amounts, if any, attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

           (ff) "Taxing Authority" means the Internal Revenue Service or any other taxing authority, whether domestic or foreign, including any state, county, local or foreign government or any subdivision or taxing agency thereof.

           (gg) "Total Loss" means, for any satellite, (i) such satellite is lost or is completely destroyed or (ii) Actual Satellite Operational Capability is reduced to less than 50% of Stated Satellite Operational Capability, each as measured on a certain date.

           (hh) "Transaction Documents" means this Agreement, the Tax Separation Agreement, the Transition Services Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by a party hereto in connection with the consummation of the transactions contemplated by this Agreement.

           (ii) "Transponder Unit Failure" means the permanent failure (including permanently intermittent failures) of a transponder to meet applicable performance specifications such that, after use of all available redundancy and spare components, it is demonstrated that the transponder cannot or will not be able to be used for commercial communications.

           (jj) The following terms are defined in the Section of this Agreement as set forth after each such term below:

Term                                                   Section/Preamble
----                                                   ----------------

Actions............................................................3.13
Actual Net Debt.................................................6.19(a)
Agreement......................................................Preamble
Amount.............................................................2.04
Certificates................................................2.03(l)(ii)
Certificate of Merger...........................................2.03(g)
Code............................................................2.03(r)
Commitment Letters.................................................4.08
Communications Regulation.......................................6.08(e)
Company........................................................Preamble
Company Balance Sheet...........................................3.07(a)
Company Balance Sheet Date......................................3.07(a)

Term                                                   Section/Preamble
----                                                   ----------------

Company Charter Documents.......................................3.01(c)
Company Common Stock.........................................2.03(k)(i)
Company Disclosure Schedule........................Article III Preamble
Company Employee................................................3.15(a)
Company Financials..............................................3.07(a)
Company Maintained Plans........................................3.15(a)
Company Non-U.S. Plans..........................................3.15(e)
Company Option................................................. 1.04(a)
Company Option Consideration....................................1.04(a)
Company Permits.................................................3.16(b)
Company Plans...................................................3.15(a)
Company Recommendation......................................6.04(a)(ii)
Company Requisite Vote..........................................3.03(a)
Company Satellite...............................................3.17(a)
Company SEC Documents..............................................3.06
Company Stockholders' Meeting................................6.04(a)(i)
Company Securities..............................................3.02(a)
Company Subsidiary Securities...................................3.02(b)
Company Termination Fee......................................8.03(b)(i)
Competing Transaction........................................6.06(a)(i)
Confidentiality Agreement.......................................6.05(a)
Covered Company Employee...........................................6.12
CSFB.........................................................2.03(c)(v)
Debt Commitment Letters............................................4.08
Debt Offer......................................................2.02(a)
DGCL............................................................2.03(a)
Dissenting Holder...............................................2.03(o)
Dissenting Shares...............................................2.03(o)
Dividend Amount....................................................2.04
Effective Time..................................................2.03(g)
Equity Letter......................................................4.08
ERISA..........................................................3.15(a)
Exchange Act.......................................................3.04
Exchange Agent...............................................2.03(l)(i)
Exchange Fund................................................2.03(l)(i)
FCC................................................................3.04
Failure Revenue Shortfall.......................................6.18(c)
FCC Consent Application.........................................6.08(b)
GAAP............................................................3.07(a)
Governmental Authority.............................................3.04
HSR Act............................................................3.04
Indemnified Party...............................................6.11(b)
Law................................................................3.05


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
Term                                                   Section/Preamble
----                                                   ----------------

Liens..............................................................3.05
Merger..........................................................2.03(a)
Merger Closing Date.............................................2.03(b)
Merger Closing..................................................2.03(b)
Merger Consideration.........................................2.03(k)(i)
Merger Sub.....................................................Preamble
Merger Sub Charter Documents....................................5.01(b)
Non-Recommendation Determination................................6.04(b)
Order..............................................................3.05
Other Equity....................................................1.04(b)
Outside Date.................................................8.01(b)(i)
Owned Real Property.............................................3.11(a)
Pre-Close Failure...............................................6.18(c)
Pre-Closing Transactions...........................................2.01
Preferred Stock.................................................3.02(a)
Purchase Price.....................................................1.02
Purchaser......................................................Preamble
Purchaser Formation Documents...................................4.01(b)
Real Property...................................................3.11(b)
Real Property Leases............................................3.11(b)
Representatives.................................................6.06(a)
Restricted Stock Consideration..................................1.04(b)
Revenue Projections.............................................6.18(a)
SEC................................................................3.04
Securities Act.....................................................3.06
Settlement......................................................6.08(f)
Shares.........................................................Preamble
Stockholder....................................................Preamble
Stockholder Charter Documents...................................5.01(b)
Stockholder Insurance Policies.....................................6.16
Stock Plan......................................................1.04(a)
Stock Purchase Closing..........................................1.01(b)
Stock Purchase Closing Date.....................................1.01(b)
Subject Claims.....................................................6.16
Subject Liabilities................................................6.16
Subsidiary Charter Documents....................................3.01(c)
Superior Proposal...............................................6.06(b)
Surviving Corporation...........................................2.03(a)


           Section 9.02. Notices. All notices shall be in writing and shall be deemed given (i) when delivered personally, (ii) when telecopied (which is confirmed) or (iii) when dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                     if to Purchaser, to:

                     Constellation, LLC
                     c/o Kohlberg Kravis Roberts & Co., L.P.
                     9 West 57th Street
                     New York, New York  10019

                     Attention: Alexander Navab
                     Telecopy No.: (212) 750-0003

                     with a copy to Purchaser's counsel (which shall not constitute notice to Purchaser):

                     Simpson Thacher & Bartlett LLP
                     425 Lexington Avenue
                     New York, New York 10017

                     Attention: Gary Horowitz
                                Marni Lerner
                     Telecopy No.: (212) 455-2502


                     if to the Company, to:

                     PanAmSat Corporation
                     20 Westport Road
                     Wilton, Connecticut  06897

                     Attention: James W. Cuminale
                     Telecopy No.: (203) 210-8684

                     with a copy to the Company's counsel (which shall not constitute notice to the Company):

                     Gibson, Dunn & Crutcher LLP
                     200 Park Avenue, 47th Floor
                     New York, NY  10166
                     Attention:David M. Wilf
                     Telecopy No.: (212) 351-4035
                     if to Stockholder, to:

                     The DIRECTV Group, Inc.
                     P.O. Box 956
                     2250 E. Imperial Highway
                     El Segundo, CA  90245
                     Attention: Larry D. Hunter
                     Telecopy Number: (310) 964-0839

                     with a copy to Stockholder's counsel (which shall not constitute notice to Stockholder):

                     Weil, Gotshal & Manges LLP
                     767 Fifth Avenue
                     New York, NY  10153
                     Attention: Frederick S. Green
                                Michael E. Lubowitz
                     Telecopy No.: (212) 310-8007

           Section 9.03. Entire Agreement; Third Party Beneficiaries. This Agreement, each Transaction Document (including the Company Disclosure Schedule and any exhibits hereto), the other agreements referred to in this Agreement, each other Transaction Document, the Confidentiality Agreement and the Voting Agreement (i) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to such subject matter and (ii) are not intended to confer upon any Person (other than the parties hereto or thereto) any rights or remedies hereunder, except only as specifically provided, following the Stock Purchase Closing, in Section 6.10.

           Section 9.04. Non-Survival of Representations and Warranties. The representations and warranties contained herein or in any schedule, instrument or other writing delivered pursuant hereto shall not survive the Stock Purchase Closing. The covenants and agreements contained herein of the parties hereto shall survive the Stock Purchase Closing without limitation (except for those which by their terms contemplate a shorter survival time).

           Section 9.05. Amendments; No Waivers. Any provision of this Agreement may be amended or waived prior to the Stock Purchase Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Purchaser and Stockholder or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the adoption of this Agreement by the stockholders of the Company, there shall be made no amendment that by Law requires further approval by the Company's stockholders without obtaining the further approval of such stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

           Section 9.06. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempted assignment without such consent shall be null and void without effect; and provided, further, that (A) Purchaser may assign its rights or obligations hereunder to a Permitted Person provided that no such assignment shall relieve Purchaser of its obligations hereunder, and (B) Merger Sub may assign its rights or obligations hereunder to any wholly-owned Subsidiary of Stockholder without the prior written consent of the parties hereto.

           Section 9.07. Governing Law. This Agreement and any controversies arising with respect hereto shall be construed in accordance with and governed by the law of the State of Delaware (without regard to principles of conflict of laws that would apply the law of another jurisdiction).

           Section 9.08. Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement shall be brought against any of the parties in any Federal court located in the State of Delaware, or any Delaware state court, and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or outside the State of Delaware. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 9.02, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

           Section 9.09. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

           Section 9.10. Interpretation.

           (a) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (ii) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits and Schedules hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified, (iii) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (iv) the word "or" shall not be exclusive, (v) provisions shall apply, when appropriate, to successive events and transactions, (vi) unless otherwise specified, all references to any period of days shall be deemed to be to the relevant number of calendar days, (vii) "dollars" or "$" means United States dollars and (viii) "cash" means dollars in immediately available funds.

           (b) The Article, Section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           (c) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

           (d) This Agreement is intended to be an agreement of merger within the meaning of Section 251 of the DGCL.

           Section 9.11. Disclosure Schedules. Any matter disclosed in any section of the Company Disclosure Schedule shall be deemed disclosed for all purposes and all sections of the Company Disclosure Schedule, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections; provided, however, that such disclosure shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

           Section 9.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

           Section 9.13. Specific Performance. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Accordingly, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Any requirements for the securing or posting of any bond with such remedy are waived.




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                                       72

           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                               CONSTELLATION, LLC

                               By: /s/ Alexander Navab
                                   ------------------------------------------
                                   Name: Alexander Navab
                                   Title: President



                               THE DIRECTV GROUP, INC.

                               By: /s/ Bruce B. Churchill
                                   ------------------------------------------
                                   Name: Bruce B. Churchill
                                   Title: Executive Vice President and
                                          Chief Financial Officer



                               PAS MERGER SUB, INC.

                               By: /s/ Larry D. Hunter
                                   ------------------------------------------
                                   Name: Larry D. Hunter
                                   Title: Executive Vice President, General
                                          Counsel and Secretary



                               PANAMSAT CORPORATION

                               By: /s/ Joseph Wright, Jr.
                                   ------------------------------------------
                                   Name: Joseph Wright, Jr.
                                   Title: President and Chief Executive
                                          Officer